FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

Energea Portfolio 1 LLC

9 Cedar Lane

Old Saybrook, CT 06475

(860) 316-7466

www.energea.com

April 14, 2020

This Offering Circular Follows the Form 1-A Disclosure Format

Energea Portfolio 1 LLC is a limited liability company organized under the laws of Delaware, which we refer to as the “Company.” The Company is offering to sell to the public up to $50,000,000 per limited liability company interests designated as “Class A Investor Shares.” The initial price of the Class A Investor Shares will be $1.00 per share and the minimum initial investment is $500.

We are selling these securities directly to the public through the website, www.energea.com. Currently, we are not using a placement agent or a broker and we are not paying commissions to anyone.

	Price to Public	Commissions	Proceeds to Issuer	Proceeds to Others
Each Class A Investor Share	$1.00	Zero	$1.00	Zero
Total	$50,000,000	Zero	$50,000,000	Zero

We might change the price of the Class A Investor Shares in the future. See “Securities Being Offered – Price of Class A Investor Shares” on page 23.

We refer to the offering of Class A Investor Shares pursuant to this Offering Circular as the “Offering.” The Offering will begin as soon as our Offering Statement is “qualified” by the U.S. Securities and Exchange Commission (“SEC”) and will end on a date determined by the Company.

The purchase of these securities involves a high degree of risk. Before investing, you should read this whole Offering Circular, including “Risks of Investing” starting on page 7.

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THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS JUDGEMENT UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, IF YOU ARE A NON-ACCREDITED INVESTOR NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE THE “Limits on How Much Non-Accredited Investors Can Invest” SECTION STARTING ON PAGE 28.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION AS TO WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY BY CONTRACT AND THERE WILL BE NO READY MARKET FOR RESALE. YOU SHOULD COULD BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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EXECUTIVE SUMMARY

Our Story

The world wants and needs solar energy. Once the stuff of warnings from scientists about what might happen, the global effects of climate change are happening. Once-in-a-century floods, melting glaciers, fires burning in Australia, the rapid extinction of species, ocean water threatening Miami and Manhattan – all due in large part to the carbon emissions of human beings.

While too many political leaders bury their heads in the sand, the good news is that American entrepreneurs are rising to the occasion.

Mike Silvestrini co-founded Greenskies Renewable Energy, LLC (“Greenskies”) with $35,000 in 2008. Under Mike’s management, Greenskies built more than 400 solar projects across the United States, counting among its electricity customers Wal-Mart, Sam’s Club, Amazon, Target, municipalities, schools, universities, and large electric utilities. Greenskies was sold in 2017 for an enterprise value in excess of $165 million.

The 400+ solar energy projects developed by Greenskies keep approximately 250,000 metric tons of carbon dioxide out of the Earth’s atmosphere every year.

Mike and fellow energy entrepreneur Chris Sattler are now applying the lessons from Greenskies around the world, developing solar energy projects from Africa to South America.

Among the most compelling markets is Brazil, where rising energy prices, a decrease in the price of developing solar projects, a large and diverse market of electricity buyers, and favorable national polices have contributed to a rapidly growing industry.

Mike and Chris formed the Company to buy or build solar energy projects in Brazil (each, a “Project”). Our Projects will share the following characteristics:

●	Each Project will have a capacity of between one megawatt and five megawatts (a one-megawatt Project produces enough electricity to power roughly 200 average American homes).

●	Projects will be rented to stable commercial and industrial businesses.

●	By generating electricity from the Project, the customer will typically save 20% - 40% on its electricity bill.

●	In most cases, the Company will not acquire a Project until the Project has been leased to the customer on a long-term basis and the major expenses of operating the Project have likewise been fixed by contract. Thus, the cash flow of each Project will largely be established by contract before Investors are exposed to any Project-related risk.

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The Offering

The Company is offering to investors up to $50,000,000 of Class A Shares to finance the purchase and development of Projects.

From the cash flow generated by a Project, if any, owners of the Class A Investor Shares will have the right to receive:

●	Monthly distributions sufficient to amortize their investment in the Project over the projected life of the Project, together with a 7% per year compounded return; plus

●	70% of any additional cash flow.

CAUTION: ALTHOUGH THE CASH FLOW FROM OUR PROJECTS WILL LARGELY BE ESTABLISHED BY CONTRACT IN ADVANCE, THERE IS NO GUARANTY THAT OUR PROJECTS WILL GENERATE ANY POSITIVE CASH FLOW.

Apart from the potential economic returns, an Investor who purchases $10,000 of Class A Investor Shares will keep approximately 11 metric tons of carbon dioxide out of the atmosphere each year.

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RISKS OF INVESTING

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT YOU COULD LOSE SOME OR ALL OF YOUR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT WE BELIEVE MAKE AN INVESTMENT IN THE NOTES RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS.

The Track Record of Our Principals Does Not Guaranty Success: The principals of the Company have been involved in the solar industry for approximately 13 years, developing more than 400 solar projects. See “Past Performance – Our Track Record” on page 21. However, past performance is never a guaranty of future results, and the success of our principals in other solar projects does not guaranty that the Company will be successful.

Risks Associated with Renewable Energy Projects: The market for renewable energy is changing rapidly, and its future is uncertain. If renewable technology proves unsuitable for widespread commercial deployment or if demand for renewable energy products, especially solar energy products, fails to develop sufficiently, our Projects might not be able to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of renewable energy technology include but are not limited to: cost-effectiveness of renewable energy technologies as compared with conventional technologies; performance and reliability of renewable energy products as compared with conventional energy products; success of other alternative technologies such as fuel cells; fluctuations in the prices of oil and other fossil fuels; and government policies. We have no control over any of those factors.

Fluctuations in Income: Our rental agreements with customers typically provide for fluctuations in rent based on changes in energy prices and/or changes in consumer prices. Thus, it is possible that our income from one or more Projects could decrease.

Competition: There are many solar developers actively building projects in Brazil. Some are multi-national independent power producers (e.g., ENEL, Engie), which tend to focus on utility-scale solar auctions and are less focused on smaller projects. In addition to these large established players, there are several smaller developers we view as our direct competition. Aggressive pricing by competitors or the entrance of new competitors could reduce our chances of success.

Our Customers Might Default: The Company will sell electricity (or more exactly, lease Projects) to private commercial and industrial companies, not to utilities. Although we select customers that we believe are financially strong and stable, it is always possible that one or more of our customers will default or even go bankrupt. In that case we would try to replace the defaulting customer with a paying customer, but there is no guaranty we will be able to do so and, in the meantime, the loss of revenue could cause us to default on our own obligations.

We Might Own Only a Small Number of Projects: If we are successful raising the full $50,000,000 we are trying to raise, the Company would likely acquire 15 – 20 Projects. The less money we raise the fewer Projects we will own. If we own only a small number of Projects, Investors will, by definition, be exposed to greater volatility and risk.

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Possible Changes in Governmental Policies: The Projects depend on a Brazilian policy called Normative Resolution No. 482, which allows customers who generate solar power to offset electric costs at their locations within the same utility network. This policy could expire, phase-out over time, require renewal by the applicable authority, or become victims of political pressure. The regulator in Brazil responsible for electricity is expected to revisit its solar energy policies in 2020. The new policies could disfavor solar projects in general and our Projects in particular.

Delays in Connecting to Power Grid: Our Projects must be physically connected to the power grid, a process that involves both engineering and bureaucratic challenges. Delays are not uncommon. For example, the utility involved might be required to perform physical upgrades to allow for the safe and consistent generation, distribution, and/or transmission of electricity from the Project to the grid. Delays in the performance of the interconnecting utility’s obligations to make such grid upgrades can also impact the financial performance of the Projects.

Operational Risks: Our Projects are subject to operating and technical risks, including risk of mechanical breakdown, failure to perform according to design specifications, labor and other work interruptions and other unanticipated events that adversely affect operations. The success of each Project, once built, depends in part upon efficient operation and maintenance.

Construction and Development Risks: We expect to invest in Projects before construction is complete. Construction of any kind involves risks, including labor unrest, bad weather, design flaws, the unavailability of materials, fluctuations in the cost of materials, and labor shortages. Delays are common, which could adversely affect the economics of a Project.

Equipment Supply Constraints: The construction of renewable energy facilities relies on the availability of certain equipment that may be in limited supply, such solar modules, trackers, inverters and monitoring systems. Most of this equipment comes from China. There is no guarantee that the production of this equipment will match demand and this may adversely impact our ability to build Projects.

Risks Associated with Investments Outside the U.S.: All of our Projects will be in Brazil. Projects outside the United States jurisdictions are subject to certain risks that generally do not apply to investments within the United States. Such risks include the following:

●	Historically, the markets of developing countries have been more volatile than the markets of developed countries.

●	Developing countries may have less developed legal and accounting systems.

●	The governments of developing countries may be more unstable and more likely to impose capital controls, nationalize a company or industry, place restrictions on foreign ownership and on withdrawing money from the country, and/or impose punitive taxes that could adversely affect prices.

●	The economies of developing countries may be dependent on relatively few industries that are more susceptible to local and global changes.

●	The legal systems of developing countries might be less reliable in terms of enforcing contracts.

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Foreign Currency Exposure: The customer contracts entered into by the Projects will be denominated in Brazilian Real. Contracts denominated in Real will be subject to fluctuations in the exchange rates, which could hurt (or help) our total returns. While we might be able to hedge our foreign currency exposure to some degree, such hedging may be expensive and may not be entirely effective.

Imprecise Language Translations: All of our legal contracts in Brazil will be written in both English and Portuguese. Given that these languages have different historical and cultural roots, it is possible that some of the materials or proceedings may not directly translate across languages and any deviation, especially with respect to some of the more technical terms or work involved, may cause disruptions or misunderstandings that may negatively impact our business.

Risks Upon Disposition of Investments: When the Company sells a Project, we might be required to make representations about the business and financial affairs of the Project, and to indemnify the purchaser if our representations prove to be inaccurate or misleading. These arrangements may result in contingent liabilities, which might ultimately require Investors to return some or all of the distributions they have received.

Regulatory Risks: All of our Projects will be subject to extensive regulatory requirements, including those imposed by environmental, safety, labor and other regulatory and political authorities. These regulatory requirements will impose substantial costs on the Projects. Further, should any Project fail to comply with one or more regulatory requirements, it could result in substantial fines and penalties and even a shutdown of the Project.

Unavailability of Insurance Against Certain Catastrophic Losses: Certain losses of a catastrophic nature, such as earthquakes, wars, terrorist attacks or other similar events, may be either uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact on the related Project. As a result, not all Projects may be insured against all possible risks. If a major uninsured loss occurs, the Company could lose both the amount it invested in and anticipated profits from the affected Project(s).

Potential Environmental Liability: Of course, protecting the global environment from fossil fuels is one of the main goals of solar energy projects. Nevertheless, our Projects, like any large-scale physical plant, could cause environmental contamination under some circumstances. Further, we could be found liable for environmental contamination that occurred before our Project was built. The cost of remediation and penalties could be very large.

Reliance on Suppliers: We rely heavily on a handful of suppliers for the components of our Projects. Should any of these suppliers go out of business, increase prices, or refuse to deal with us, our business could be damaged.

Liability for Personal Injury and Damage to Property: The Company could be held liable for accidents and injuries at our Projects. We will carry insurance to protect against the potential losses, but our insurance might not be adequate.

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No Offering Minimum: If the Company raises the entire $50,000,000 we are trying to raise in the Offering, we will be able to acquire approximately 20 Projects, even if we don’t borrow any money. However, we will begin to spend the money we raise in the Offering as soon as we are able to finance just three Projects. As a result, an early Investor could own a far less diversified portfolio of Projects than he, she, or it expected.

We Might Raise More than $50,000,000: Under Regulation A, the Company is allowed to raise a maximum of $50,000,000 each year. Should we raise the full $50,000,000 we are trying to raise, we might decide to raise more, in a subsequent year. In that case an early Investor could own a much larger portfolio of Projects than he, she, or it expected.

Global or National Economic Conditions: An economic slowdown in Brazil could affect our customers and therefore our Projects.

Risks from COVID-19: As of the date of this Offering Circular, the world economy is suffering the sharpest and most severe slowdown since at least the Great Depression, and possibly in history. Despite action by governments and central banks, many experts believe the world faces a prolonged, deep recession if not a depression, with unemployment spiking to 20% or higher and large swaths of the economy shut down. We have no way of knowing how severely COVID-19 will affect our business. At a minimum we expect it to reduce demand for energy and therefore affect prices.

No Participation in Management: Investors will have no right to participate in the management of the Company or the Projects. Instead, the Company’s management will make all decisions. You will not have the right to replace our management team even if you think they are doing a terrible job.

Reliance on Management: The success of the Company and its Projects will depend in part on the skills of our management team. If a key member of our management team resigned, died, or became ill, the Company and its Investors could suffer.

Sale of Other Securities: In this Offering, the Company is selling Class A Investor Shares for $1 per share. However, the Company could at any time sell other Class A Investor Shares or other classes of securities to raise additional capital. A different class of securities could have greater rights than those associated with the Class A Investor Shares, including but not limited to preferential rights to distributions.

Limitations on Rights in Investment Agreement: To purchase Class A Investor Shares, you are required to sign our Investment Agreement. The Investment Agreement will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

●	Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

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●	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under the Federal securities laws.

●	You would not be entitled to a jury trial. However, that rule does not apply to claims arising under the Federal securities laws.

Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be handled solely in the state or federal courts located in Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Conflicts of Interest: The interests of the Company and its management could conflict with your interests in a number of important ways, including these:

●	Your interests might be better served if the principals of the Company devoted their full attention to the Company’s business. Instead, they will also be managing other businesses and business interests simultaneously.

●	Our management team will receive fees based, in part, on the amount of capital we raise. Management might therefore have an incentive to raise more capital, and invest in more Projects, than they would otherwise, leading them to invest in borderline Projects.

●	The entire business of our management team consists of investing in solar projects, including solar projects in Brazil. There could be conflicts between Projects they decide to invest in through the Company and projects they invest in through other vehicles.

●	The lawyers who prepared this Offering Statement, the LLC Agreement, and the Investment Agreement represent the Company, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

Risk of Failure to Comply with Securities Laws: The current Offering relies on an exemption under Regulation A of the Securities and Exchange Commission. We have relied on the advice of securities lawyers and believe we qualify for the exemption. If we did not qualify, we could be liable to penalties imposed by the federal government and state regulators, as well as to lawsuits from investors.

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No Market for the Class A Investor Shares; Limits on Transferability: There are two obstacles to selling or otherwise transferring your Class A Investor Shares:

●	There will be no established market for the Class A Investor Shares, meaning you could have a hard time finding a buyer.

●	Class A Investor Shares may not be transferred without our consent, which we can withhold in our sole discretion. The Company also has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred.

Risk Associated with Escrow Account: When you invest, your money will be held in an escrow account. Although the escrow account will be held at banks insured by the FDIC, the amount in any such account could exceed the FDIC limits. If the bank holding the escrow account became insolvent in that situation, you could lose some or all of your money.

Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, we do not have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of our internal controls.

We Are an “Emerging Growth Company” Under the JOBS Act: Today, the Company qualifies as an “emerging growth company” under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Securities Exchange Act of 1934 and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions – and the status of the Company as an “emerging growth company” in the first place – will not be relevant unless and until the Company becomes a public reporting company.

Breaches of Security: It is possible that our systems or the systems of third-party service providers would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

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OUR COMPANY AND BUSINESS

Overview

The Company was formed to acquire, develop, and operate solar energy projects in Brazil (each a “Project”). The Projects will be rented to credit-worthy commercial and industrial businesses pursuant to long-term (10–20 year) contracts, which we expect to provide a stable and predictable stream of net cash flow.

The Company has not yet invested in any Projects, but has identified three Projects we are likely to invest in. These are described in “Our First Projects” on page 22.

Corporate Structure

The Company is a Delaware limited liability company.

Projects will be owned by special-purpose entities (each, an “SPE”). We currently anticipate that each SPE will be organized as Brazilian Sociedade Anônima, the Brazilian equivalent of a U.S. corporation. Under Brazilian law, the assets and liabilities of a Sociedade Anônima are distinct. Thus, the liabilities of a Project held in one SPE will not affect the assets of another Project held in a different SPE.

Typically the Company will own 100% of each SPE, although there could be instances where the Company is a partner in the SPE with another party, such as the developer of the Project or the former owner. In all cases the Company will exercise complete management control over the SPE.

The Company and all of its owners are subject to a Limited Liability Company Agreement dated April 14, 2020, which governs the ownership, management, and operation of the Company (the “LLC Agreement”). The key terms of the LLC Agreement are summarized in “Summary of LLC Agreement and Authorizing Resolution” on page 37, and a copy of the LLC Agreement is attached as Exhibit 1A-2B.

Management

The Company will be managed by Energea Global, LLC, a Delaware limited liability company (“Energea Global” or the “Manager”). The Manager will exercise complete control of the Company and the Projects. For example, the Manager will select each Project, negotiate the terms of the Project Rental Contract for each Project, as well as the maintenance contracts for each Project, decide whether to borrow money and, if so, how much, oversee the design and construction of each Project, decide whether and when to sell Projects, decide how much capital to raise through the sale of Class A Investor Shares, and decide how and whether to raise capital through other means.

Investors will have the right to remove the Manager only for narrowly defined “cause,” and then only after following a procedure set forth in the LLC Agreement. See “Summary of LLC Agreement and Authorizing Resolution” on page 37.

The Manager is, in turn, owned and controlled by Mike Silvestrini and Chris Sattler. See “Our Management Team” on page 48.

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The Crisis of Climate Change

Climate change is no longer a theory but a fact, in plain view.

As bad as things seem today, they are going to get much worse very quickly unless we act. According to the United Nations Intergovernmental Panel on Climate Change (the “IPCC”), we have until 2030 before rising temperatures cause a climate catastrophe: worse and more frequent cataclysmic weather events, the devastation of many natural plant and animal habitats leading to mass extinctions and the destruction of important ecosystems, interruptions of the global food supply chain, and poverty for hundreds of millions of human beings.

To put it simply, unless we take dramatic action soon, we will harm the earth and all of its inhabitants irreparably.

The rapid rise in greenhouse gas (“GHG”) emissions is a significant culprit in our crisis. As its name implies, GHG emissions have a “greenhouse effect” on the earth’s climate, allowing sunlight to pass through the atmosphere but preventing heat from escaping.

The single biggest driver in the increase in GHG emissions is the dramatic increase in carbon dioxide emissions. According to the United States Environmental Protection Agency, about three-quarters (76%) of global man-made GHG emissions come from carbon dioxide emissions.

The sharp rise in carbon dioxide emissions (and in turn GHG emissions), is primarily a post-World War II phenomenon. Between 1850 and 1940 fewer than 5 trillion tons of carbon dioxide emissions were released per year. Beginning in 1950, global carbon dioxide emissions began to increase dramatically to more than 30 trillion tons each year between 2010 and 2020. By 2030, carbon emissions are projected to exceed 38 trillion tons per year and will be more than 42 trillion by 2040.

The global energy industry is by far the largest industry contributor to GHG emissions. According to the World Resources Institute, the energy industry accounts for 72% of all global GHG emissions, followed by agriculture (11%), land-use change/forestry (6%), and industrial processing (6%). Within the energy footprint, electricity and heat constitute the biggest source of GHG emissions (constituting 31% of the energy industry’s footprint), with transportation (15%) and manufacturing/construction a distant second and third respectively. Thus, if we can change the way we produce energy, we can dramatically decrease the amount of carbon dioxide and GHGs being released into the atmosphere, and in turn prevent the global climate crisis described by the IPCC.

For example, for every megawatt of electrical capacity we can transfer from a coal-burning plant to a solar project, we keep approximately 1,000 tons of carbon out of the atmosphere every year.

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Today, renewable energy sources remain well behind their higher-emitting fossil fuel peers. In 2016, renewable energy sources made up only about one-quarter (24%) of global electricity generation, with the United States gaining even less of its electricity production (17%) than its international peers. The good news is that renewable energies are the fastest-growing energy source in the United States, having increased more than one hundred (100%) percent between 2000 and 2018.

Within the domestic renewable energy portfolio, solar energy makes up a small but quickly growing portion of U.S. electricity generation. In 2018, solar energy came in a distant third (about 3%) to hydropower (7%) and wind power (6.6%) in terms of total U.S. electricity generation. However, solar energy is by far the fastest growing domestic renewable energy source and solar is projected to make up nearly half (48%) of all domestic renewable energy electricity production by 2050. This rapid rate of growth, combined with the incredible size of the global and domestic energy generation market and the solar industry’s currently small footprint within that energy space, makes solar well positioned to lead the climate change fight well into the next century.

The Economics of Solar Power in Brazil

The cost of electricity in Brazil has risen for several reasons:

●	Even with the low rates of economic growth Brazil has experienced in recent years, its energy needs continue to grow as the country modernizes and increases its use of electronic devices.

●	Brazil has relied extensively on electricity generated from hydropower. However (i) the hydroelectricity fluctuates with the seasons; and (ii) most large hydroelectric projects have already been developed, so new projects come online at more expensive pricing.

●	Previous governments subsidized energy costs for decades. Those policies have been swept away by a new government, so that the true cost of energy is being passed through to end-users for the first time.

We believe the cost of electricity in Brazil will continue to rise for the foreseeable future.

At the same time the cost of electricity is rising, the cost of building solar projects is falling. When the principals of our Manager built their first solar projects in 2007, the cost was approximately $8.00 per watt. Today, projects are built for as little as $0.70 per watt, a cost reduction of more than 90%.

As a result of these trends, we are typically able to offer commercial and industrial customers savings of 20% - 40% on their electricity bills without the need for tax credits, grants, renewable energy credits, or other subsidies solar power once required. These customers might prefer solar power over power generated by fossil fuels because they care about the environment and/or want to fight climate change. But the economic savings speak for themselves.

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Typical Project Characteristics

●	Power Capacity: The Brazilian market for utility-size solar projects (10+ megawatts) is efficient and competitive, with many large players. We intend to focus on the smaller market, with projects of between one megawatt and five megawatts. (NOTE: The capacity of a solar project is determined in accordance with “standard testing conditions” established by certain laboratories worldwide. The actual output of a solar project fluctuates with solar irradiance, which is very strong in many parts of Brazil.)

●	Customers: Our customers will be large, credit-worthy commercial and industrial businesses, not utilities or individual consumers. For example, a customer of one of our Projects will be Grupo DPSP, the second-largest drugstore chain in Brazil, with more than 26,000 employees.

●	Project Rentals: We will rent each Project to a customer so that, in form, the customer is generating its own electricity, while the rent paid by the customer is effectively a payment for the electricity the Project generates. Typically, a Project rental contract will have a term of 10 – 20 years, with rent fluctuations based on changes in energy prices and/or consumer prices. See “Summary of Important Contracts – Typical Project Rental Contract” on page 31.

●	Operation and Maintenance: When we rent a Project to a customer pursuant to a Project Rental Contract, the customer will simultaneously hire us to operate and maintain the Project on a turnkey basis, and we will hire a third party to perform some or all of those services. See “Summary of Important Contracts – Typical Operation and Maintenance Contract” on page 32 and “Summary of Important Contracts – Typical Project Maintenance Contract” on page 33.

●	Locations: We select locations based primarily on:

o	Efficient access for maintenance;

o	Interconnection points with the electricity grid;

o	Sunlight; and

o	Acceptable security risks.

NOTE: Because Projects are located on land we control rather than on the customer’s site, if a customer defaults we can simply turn off the power and direct it elsewhere.

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●	Right to Land: Typically, we lease the land where our Projects are built, pursuant to a lease that continues for at least the duration of the Project lease with our customer and give us, as tenant, the right to extend. See “Summary of Important Contracts – Typical Land Lease” on page 29. In some circumstances, however, we might purchase the land. Because Brazilian law prohibits non-Brazilians from owning land, our principals (who are legally permitted to own land) would likely form an entity to purchase the land and lease the land to us (or, more exactly, to the SPE that owns the Project) at the lowest price allowable by law.

●	Connecting Projects to Customers: Our Projects will not be connected directly to customers. Instead, they will be connected to the Brazilian national power grid. As the owner of a solar project that is feeding electricity into the grid, our customer will be entitled to a credit on its electric bill.

●	Our Solar Equipment: We use the same basic equipment used across the solar industry: the solar panels themselves, which turn sunlight into electrical energy; and the inverters, which convert the direct current from the panels to the alternating current used in homes and businesses. However, we buy our equipment only from certain manufacturers known for high quality and financial strength.

●	Compliance with Brazilian Laws: Each Project will comply with Normative Resolution ANEEL nº 482/2012 (“Ren 482”), the primary governing law governing solar electricity systems in Brazil, as well as with other national and local laws.

●	When We Invest in Projects: Normally, the Company will not invest in a Project until a long list of conditions is satisfied. Among these:

o	We have executed contracts for the lease of the underlying land, for engineering, and for the construction of the Project, for the rental of the Project to a customer, and for operation and maintenance;

o	The electric utility has confirmed that the Project can connect with the electric grid;

o	All environmental and installation permits have been obtained;

o	We have executed purchase agreements with suppliers of all major system components (e.g., panels, inverters, racking trackers, data acquisition system);

o	We have executed installation service agreements (e.g., for all civil and site work, electrical installation, installation of racking, etc.); and

o	We have obtained insurance.

Thus, in most cases Investors are not exposed to any Project-level risks until all these conditions are satisfied. However, we might make exceptions for exceptionally promising Projects.

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How We Find Projects – Development Companies

By and large, we find Projects in partnership with the many companies in Brazil focused on developing solar power projects, which we refer to as “Development Companies.” In fact, our Manager has an affiliate in Brazil, Energea do Brasil (“Energea Brazil”), which is itself a Development Company.

Our relationship with Development Companies can take a number of different forms. Sometimes a Development Company will not only identify a potential project, but also permit, engineer and construct it. Sometimes a Development Company will provide operations and maintenance support for a Project after it’s built. Sometimes a Development Company will sell us a Project Rental Contract and exit the Project entirely. In general, the Development Company is responsible for ensuring that all the conditions described in “Typical Project Characteristics – When We Invest in Projects” immediately above.

NOTE: Development Companies are compensated for their work and their risk. This may include a developer fee or a continued economic interest in the Project SPE. However, where a Project is originated through Energea Brazil, the Manager’s affiliate, Energea Brazil will cap the related-party development fee at 5% of the overall Project’s cost.

In general, there are two ways a solar power project is developed in Brazil:

●	A single large electricity customer, or a group of customers, joins together and solicits bids from Development Companies to develop a project.

●	A Development Company takes the initiative to contact potential customers and, if it finds sufficient interest, develops a project.

We expect to use both approaches to identify Projects.

Leverage

The Company might (or might not) borrow money to invest in Projects, depending on the circumstances at the time. If the Company can raise money from Investors quickly enough in this Offering, we probably will not borrow. On the other hand, if we need to move quickly on a Project and have not yet raised enough capital in this Offering, we might make up the shortfall through borrowing. Our Manager currently has access to approximately $35,000,000 of project credit, although this credit might not be available indefinitely.

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Sale of the Projects

Currently, we plan to hold our Projects indefinitely, creating a reliable stream of cash flow for Investors. Should we decide to sell one or more Projects, however, our experience in the industry suggests that they could be sold for a profit:

●	Yield and Cashflow: Many investment funds look for reliable cashflows generating a targeted yield. From the perspective of such a fund, any of our projects or indeed our entire portfolio of Projects would be an attractive investment. Without both revenue and most expenses locked in by contract, the cash flow should be predictable and consistent for as long as 20 years.

●	Project Consolidation: Some of our Projects will be too small or unusual for institutional buyers to consider on their own. The Company could package these Projects into a larger, more standardized portfolio that will be attractive to these larger, more efficiency-focused players. In the aggregate, our portfolio of Projects is expected to generate 70 – 80 megawatts of power with relatively uniform power contracts, engineering standards, and underwriting criteria. A portfolio of that size can bear the fees and diligence associated with an investment-banker-grade transaction.

●	Cash Flow Stabilization: When the Company buys a Project, we will typically share the construction risk with the Development Company that originated the Project. Larger investors are generally unwilling to take on construction risk and will invest only in projects that are already generating positive cash flow, referred to as “stabilization.” Thus, the Company will acquire Projects before stabilization and sell them after stabilization. Institutional investor interest in the Portfolio should increase as the Portfolio stabilizes.

●	Increase in Residual Value: When we acquire a Project, our appraisal is based solely on the cash flows projected from our existing Project Rental Contracts, with no residual value assumed for the Project. Truthfully, there is a high probability that a Project will continue to create revenue after its initial contract period in the form of a contract extension, repositioning, or sale into the merchant energy markets. This creates a sort of built-in “found value” for our Projects, which can be realized upon sale.

Our Revenue and Expenses

Revenue

The revenue from our Projects will consist primarily of the payments we receive from customers under Project Rental Contracts and Project Operations and Maintenance Contracts.

Expenses

The principal expenses of our Projects will consist of:

●	Payments to third parties to operate and maintain the Projects

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●	Rental payments to landowners

●	Debt service payments (where we borrow money)

●	Utilities

●	On-site security

●	Payments to the third party that manages customer electrical credits

●	Brazilian taxes

●	Banking fees

●	Fees to wire money from Brazil to the U.S.

Offices and Employees

The Company itself will not have offices or employees. Instead, our Manager will provide all services required to operate the Company (other than on-site construction, operation, and maintenance and other services provided by third parties), as well as the office space and equipment necessary to provide such services.

Factors Most Likely to Affect Our Business

The ability of the Company to conduct its business successfully depends on several critical factors:

●	The Price of Electricity in Brazil: Typically, commercial and industrial customers save 15% - 25% on their electricity bills when they switch from hydroelectric or fossil fuels to solar power. Recently the price of oil has plummeted. Should the price of fossil fuel remain at today’s levels, it is possible that solar power could lose its price advantage.

●	Government Policies: Given the environmental and economic benefits of solar power, we expect the friendly attitude of the Brazilian government to continue. As we have seen in the U.S., however, environmentally friendly policies can change quickly. If the government in Brazil succumbed to pressure from the fossil fuel industry, it could impose additional costs on our Projects.

●	Currency Fluctuations: The Brazilian national currency, the Real, is currently at or near historic lows vis-à-vis the U.S. dollar, making investments in Brazil relatively inexpensive. Although we believe the Real will rise vis-à-vis the dollar, making the profits from our Projects more valuable for U.S. investors, our financial projections assume conservatively that the Real will stay where it is. Should the Real drop further, after we invest in Projects, any profits from our Projects would be less valuable for U.S. investors.

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PAST PERFORMANCE: GREENSKIES RENEWABLE ENERGY, LLC

Mike Silvestrini co-founded Greenskies Renewable Energy, LLC (“Greenskies”) with a $35,000 family loan in 2008. Under Mike’s leadership Greenskies:

●	Built more 400 solar projects ranging from 200kW to 5MW, across 23 states from California to North Carolina.

●	Closed over $500 million of project finance.

●	Signed some of America’s largest corporations as customers, including Wal-Mart, Sam’s Club, Amazon, and Target, as well as schools, universities, municipalities, and several large utilities.

●	Did not experience a single customer default.

●	Employed as many as 100 people.

●	Built best-in-industry information technology.

●	Was named one of the Best Places to Work by the Hartford Courant in 2016.

●	Was sold in 2017 for an enterprise value in excess of $165 million.

Except for geography – the U.S. market versus the Brazilian market – the business of Greenskies is very similar to the business of the Company. The type and the size of solar project, the construction methods, the customer demographics, even the equipment itself will be nearly identical, not surprising given that sunlight and the technology for converting it to electricity are the same everywhere.

In 2007, when Greenskies was launched, solar projects cost approximately $8.00 per watt to build. Today, projects are built for as little as $0.67 per watt, a cost reduction of more than 90%. These economics make solar projects today that much more compelling than it has been previously.

CAUTION: Past performance does not guaranty future results. Even though Mr. Silvestrini was very successful with Greenskies, there are many reasons why the Company might not be successful, including all of those listed in “Risks of Investing” on page 7.

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OUR FIRST PROJECTS

We expect to acquire the following three Projects first:

	Itaguai I	Itaguai II	Palmas
Power Capacity	1MW AC	1MW AC	5MW AC
Name of SPE	Energea Itaguaí I S.A.	Energea Itaguaí II S.A.	Energea Palmas S.A.
State	Rio de Janeiro	Rio de Janeiro	Bahia
Location	Itaguaí	Itaguaí	Palmas de Monte Alto
Land Status	Leased	Leased	Owned**
Customer	Nova Geração Comestíveis Ltda (Casas Pedro)	Condomínio Shopping Da Habitação (CasaShopping)	Telefonica Brasil S.A.
Initial Contract Term	15 years	10 years	20 years
Purchase Price	$919,098 USD	$905,423 USD	$7,294,340 USD
Estimated Equity	$919,098 USD	$905,423 USD	$7,294,340 USD
Estimated Debt	$0 USD	$0 USD	$0 USD
Estimated Project IRR*	11.4%	11.6%	15.4%

*We calculate the internal rate of return for the Project based on the anticipated cash flows from the Project. We assume that the Project will have a zero value at the expiration of the initial contract term. This is intentionally a conservative assumption. In almost all cases a Project will have some residual value, and sometimes a significant residual value. For example, we might enter into a new Project Rental Contract for the Project, even if at a lower rent.

**The land will be owned by Energea Real Estate Ltda, an affiliate of the Manager. The Company (actually the SPE for the Project) will pay the lowest rent permitted by law.

For each Project we prepare a Project Summary and a Financial Memo. The Project Summary includes extensive information about the Project while the Financial Memo includes financial assumptions and pro forma financial projections. The Project Summaries and Financial Memos for the three Projects above are attached as Appendices to this Offering Circular:

Appendix 1-A	Itaguaí I Project Summary
Appendix 1-B	Itaguaí I Financial Memo
Appendix 2-A	Itaguaí II Project Summary
Appendix 2-B	Itaguaí II Financial Memo
Appendix 3-A	Palmas Project Summary
Appendix 3-B	Palmas Financial Memo

If and when the Company acquires additional Projects, we will provide a Project Summary and a Financial Memo for each.

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SECURITIES BEING OFFERED: THE CLASS A INVESTOR SHARES

Description of Securities

We are offering to the public up to $50,000,000 of Class A Investor Shares, which represent limited liability company interests in the Company. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

●	The LLC Agreement, which is attached as Exhibit 1A-2B; and

●	The Authorizing Resolution, which is attached as Exhibit 1A-2C.

Price of Class A Investor Shares

Initially, we will offer the Class A Investor Shares at $1.00 per Class A Investor Share. During the term of this Offering, we expect to increase or decrease the price per Class A Investor Share to reflect changes in the value of our Projects. Changes in the price of the Class A Investor Shares will be reflected in a supplement to this Offering Statement filed with the SEC.

The value of our Projects will be determined by the Manager in its sole discretion using the comprehensive financial model it has developed for the Projects, projecting their cost and revenue (the “Financial Model”). In general, the Financial Model determines the value of Projects, and thus the price of Class A Investor Shares, is based on the current present value of Projects calculated using Microsoft Excel. Thus, factors that could cause changes to the price of Class A Investor Shares include (i) the addition of new Projects, (ii) changes in the anticipated revenue or costs associated with a Project, and (iii) the passage of time (because the present value of a future cash flow increases as the future cash flow gets closer).

Voting Rights

Owners of the Class A Investor Shares – that is, Investors – will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the Manager exclusively.

Distributions

We intend to make distributions periodically, as conditions permit. The order of distributions will be governed by the Company’s LLC Agreement and by the Authorizing Resolution.

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We divide distributions into two categories:

●	Distributions of ordinary operating cash flow from a Project; and

●	Distributions of the net proceeds from “capital transactions” like the sale or refinancing of a Project (“net proceeds” means the gross proceeds of the capital transaction, reduced by the expenses of the transaction, including repayment of debt).

Distributions of ordinary operating cash flow will be in the following order of priority:

●	We start with all the projected monthly operating cash flows of the Project over its life, based on the contracts in place and our own estimates.

●	We adjust each of those projected monthly operating cash flows downward by the same percentage, such that the projected internal rate of return of the Project, taking into account the investment in the Project and the adjusted projected cash flows, is 7% (the “Adjusted Operating Cash Flow”).

●	Each month, we distribute the Adjusted Operating Cash Flow for that month to Investors.

●	If the actual operating cash flow for the month exceeds the Adjusted Operating Cash Flow, we distribute the excess 70% to investors and 30% to the Manager.

Distributions of the net proceeds from a capital transaction will be made in the following order or priority:

●	First, Investors will receive all the net proceeds until they have received a 7% internal rate of return from the Project.

●	Second, any remaining net proceeds will be distributed 70% to the Investors and 30% to the Manager.

We refer to the amounts distributed to the Manager as its “Promoted Interest.”

We expect to make distributions of ordinary operating cash flow on a monthly basis. Distributions of the net proceeds from capital transactions will be made, if at all, upon the occurrence of a capital transaction.

Whether to distribute operating cash flow or capital proceeds, and how much to distribute, are in the sole discretion of the Manager. No returns are guaranteed. Investors will receive distributions only if we are able to generate a profit from the business.

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IMPORTANT NOTES CONCERNING CALCULATION OF RETURNS:

●	When we say that all distributions of the net proceeds from capital transactions will first be distributed to Investors until they have received an “allocable portion” of the capital they invested, we mean that when the Company enters into a capital transaction like a sale or refinancing, and decides to distribute some or all of the proceeds (as opposed to reinvesting the proceeds in other properties), the Manager will allocate all of the capital contributed by Investors (less any previous distributions of capital) among all of the Projects owned by the Company, based on an estimate of the fair market value of each Project (less debt encumbering each property). This will allow the Manager to determine how much capital is allocable to the property involved in the capital transaction.

●	We will make distributions on a Project-by-Project basis.

How We Decide How Much To Distribute

To decide how much to distribute, we start with the revenue from each Project from our Project Rental Contracts and our Operations and Maintenance Contracts, add miscellaneous income like interest, add any proceeds we have received from the sale or refinancing of Projects, and then subtract our actual expenses of operating the Projects, including salaries, rent, debt service, asset management fees, marketing costs, taxes, legal and accounting fees, travel expenses, commissions, and debt service. Finally, depending on the circumstances at the time, we decide how much should be held in reserve against future contingencies. The amount we distribute is therefore our revenue, minus our expenses, minus the reserve amount.

The revenue and expenses of our Projects will be denominated in REAL, the Brazilian currency, while our distributions to Investors will be in U.S. dollars. If we believe the value of the REAL is likely to climb relative to the dollar in the short term, we might delay a distribution and thereby take advantage of the anticipated change.

Withholding

In some situations, we might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to an Investor and are required to withhold $10 in taxes, for our purposes the Investor will be treated as having received a distribution of $100 even though only $90 was deposited in the Investor’s bank account.

No Guaranty

We can only distribute as much money as we have. There is no guaranty that we will have enough money, after paying expenses, to distribute enough to pay a 7% annual return to Investors or even to return all of their invested capital.

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Transfers

Investors may freely transfer their Class A Investor Shares, but only after providing the Manager with written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, and (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer.

However, an Investor who wants to sell his, her, or its Class A Investor Shares must first offer them to the Manager.

Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

●	If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

●	If the Manager determines that the Investor has engaged in certain misconduct.

If an Investor’s Class A Investor Shares are purchased by the Company as provided above, the price will be equal to 90% of the then-current value of such Class A Investor Shares as determined by the Company in accordance with the Financial Model.

The purchase price will be paid by wire transfer or other immediately available funds.

Limited Right of Redemption

An Investor who has owned Class A Investor Shares for at least one year may ask the Company to purchase, or arrange for the purchase, of all or a portion of his, her, or its Class A Investor Shares. Upon receipt of such a request, the Manager must use commercially reasonable efforts to arrange for the purchase, although there is no guaranty that the necessary funds will be available or that a buyer can be found. If the Manager is not able to purchase or arrange for the purchase of the Class A Investor Shares, the Investor may either rescind or maintain the request.

In seeking to accommodate a request from an Investor, the Manager is not required to do any of the following:

●	Arrange for the purchase of more than 25% of an Investor’s Class A Investor Shares during any year;

●	Arrange for the purchase of more than 5% of the issued and outstanding Class A Investor Shares during any fiscal year;

●	Buy the Class A Investor Shares for its own account;

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●	Contribute money to buy the Class A Investor Shares;

●	Borrow money or dispose of assets; or

●	Take any other action the Manager believes would be adverse to the interests of the Company or its other members.

If an Investor’s Class A Investor Shares are purchased by the Company as provided above, the price will be equal to the then-current value of such Class A Investor Shares as determined by the Company in accordance with the Financial Model.

The purchase price will be paid by wire transfer or other immediately available funds.

If more than one Investor asks the Manager to purchase or arrange for the purchase of Class A Investor Shares, the Manager will consider the requests in the order received.

Liquidity – secondary Market

The Company currently intends to create a secondary market for the Class A Investor Shares, to provide liquidity for Investors, although we have not decided the form such a secondary market will take. For example, we might have the Class A Investor Shares listed on an existing exchange or we might create our own “alternative trading system” for the Class A Investor Shares.

However, our current plans could change, and there is no guaranty that a secondary market for the Class A Investor Shares will ever exist. Moreover, even if a secondary market exists, there might not be enough buyers and sellers to provide meaningful liquidity.

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as you’re at least 18 years old, you can invest in this Offering. But if you’re not an “accredited” investor, the amount you can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

●	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

●	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

●	A business in which all the equity owners are accredited investors;

●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, or small business investment company;

●	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

●	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If you fall within any of those categories, then you can invest as much as you want. If you don’t fall within any of those categories, then the most you can invest in this Offering is the greater of:

●	10% of your annual income; or

●	10% of your net worth.

These limits are imposed by law, not by us.

When you go to our website, www.energea.com, we will ask whether you’re an accredited investor. If you aren’t, then we’ll ask about your annual income and net worth.

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SUMMARY OF IMPORTANT CONTRACTS

Introduction

We use five main contracts:

●	Land Lease: For most Projects we lease (rather than buy) the land where the Project is located, pursuant to a contract we refer to as a “Land Lease.”

●	Construction Contract: To build our Projects we typically hire a third party to provide engineering, procurement, and construction services pursuant to a contract we refer to as a “Construction Contract.”

●	Project Rental Contract: In all cases, we rent our Projects to customers (so that the customer is, in form, generating its own solar power) pursuant to a contract we refer to as a “Project Rental Contract.”

●	Operations and Maintenance Contract: We rent the Project to our customer pursuant to a Project Rental Contract, and our customer hires us to operate and maintain the Project pursuant to a contract we refer to as a “Operations and Maintenance Contract.”

●	Project Maintenance Contract: We typically hire a third party to perform some or all of the services we are required to perform under the Operations and Maintenance Contract, pursuant to a contract we refer to as a “Project Maintenance Contract.”

There are two versions of each of these contracts, one in English and the other in Portuguese, the national language of Brazil.

Although the economic terms will differ from Project to Project, the rights and obligations of the parties will generally be consistent across our portfolio of projects, and indeed are generally consistent throughout the solar industry in Brazil. We have summarized below the principal terms of what expect to be the “typical” version of each contract.

Typical Land Lease

The principal terms are as follows:

●	The initial term is typically the same as the term of the Project Rental Contract. However, we have the right to extend the term for up to 30 additional years.

●	The rent typically escalates with the Brazilian consumer price index (the Indice Nacional de Precos ao Consumidor Amplo).

●	We are responsible for taxes, water fees, power, sewage, condominium fees, and any other services or utilities.

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●	We can do anything on the land necessary to build a Project, including opening roads, workshops, buildings, warehouses, offices, and other complimentary and ancillary installations so long as they are approved by the applicable legal authorities. We are also permitted to make any improvements to the land we deem necessary so long as these improvements do not impact the structural integrity of any buildings and we give the lessor advance notice.

●	We are liable for any direct damages that occur to the land and must hold the lessor harmless against any claims, liabilities, direct damages, losses, or expenses caused by these damages unless the lessor was the party who caused such damages.

●	We are also responsible for any environmental liabilities that occurred during the Land Lease term, while the lessor is responsible for any environmental liabilities before or after the Land Lease term. In connection with any environmental liabilities, we both agree to hold each other harmless for any claims, liabilities, or damages that each of us is responsible for under the Land Lease. However, all liability for either party for any liabilities under the Land Lease (including environmental) shall be limited to the direct damages and penalties imposed without regard to consequential damages and/or loss of profits.

●	We have a right of first refusal to purchase the land if the lessor wants to sell it.

●	The lessor may terminate at any time. However, if the termination is for any reason other than our failure to pay rent for more than three months, the lessor is required to pay a penalty to compensate us for the loss of revenue from the Project.

●	We may also terminate at time. We would not be subject to any penalty but would be required to remove the Project and repair any damage to the land.

●	Disputes would be resolved by arbitration in Rio de Janeiro under the rules of the Federation of Industries of the State of Sao Paulo (also known in Brazil as the Federacao das Industrias do Estado de Sao Paulo).

Typical Construction Contract

The principal terms are as follows:

●	The contractor will provide all the services needed to design and build a Project on a turnkey basis, including:

o	Producing estimates of the potential electrical capacity;

o	Creating engineering drawings;

o	Supplying materials; and

o	Installing, assembling, and testing the equipment.

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●	For its services, the contractor will be entitled to a fixed fee.

●	The fixed fee will be paid in accordance with a schedule based on project milestones.

●	The contractor will (i) be responsible for payment of all taxes, charges, tax contributions, and social security contributions related to the services performed; and ensure that all of its personnel are duly registered, are performing services in accordance with Brazilian law, and are paid all wages, salary, labor, and social security charges for their work.

●	The contractor will provide us with certain warranties for its services and the equipment supplied.

●	The contractor must maintain certain specified insurance coverages.

●	The contractor is subject to various penalties for failure to perform.

●	Disputes would be resolved by arbitration by the Chamber of Business Arbitration in Brazil (also known in Brazil as the Camara de Mediacao e Arbitragem Empresarial – Brasil).

Typical Project Rental Contract

The principal terms are as follows:

●	The customer rents the Project for a minimum term of 10-20 years.

●	We are responsible for obtaining and maintaining any necessary authorizations or approvals for operating the Project.

●	We retain title to the Project.

●	The rent is a fixed monthly amount.

●	For customers who, in the opinion of the Manger, represent a greater risk to make timely and rental payments, the customer will be obligated to provide a security deposit and/or a financial guarantee instrument, e.g., a letter of credit.

●	Should the customer default, the customer would be subject to a financial penalty based on the value of the contract and the amount of time left during the term, i.e., an amount that would make us whole.

●	Disputes would be resolved by arbitration in Rio de Janeiro under the rules of the Federation of Industries of the State of Sao Paulo (also known in Brazil as the Federacao das Industrias do Estado de Sao Paulo).

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Typical Operations and Maintenance Contract

The principal terms are as follows:

●	We will provide all services required to maintain and operate the Project, including:

o	Inspect the solar array at least twice per year;

o	Inspect the inverter at least twice per year;

o	Make adjustments to the Project to maximize power generation;

o	Coordinate inspections and repairs with relevant authorities;

o	Provide reports identifying (i) power production at 15 minute intervals; (ii) actual power production versus estimated production; and (iii) losses from transformers and inverters;

o	Serve as a liaison with utilities, component manufacturers, and their respective agents;

o	Maintain minimum quantities of replacement materials in inventory;

o	Coordinate electrical system/component repairs with the customer’s electrician;

o	Make requested repairs within level of service expectations; and

o	Perform preventative maintenance as required.

●	All services will be performed in accordance with their respective owner/operator manuals, applicable manufacturer and vendor warranties and specification, prudent operating practices and applicable laws.

●	The initial term is the same as the Project Rental Contract, which can be extended by mutual agreement of the parties.

●	We will receive:

o	A fixed monthly fee;

o	A time-and-materials payment for any actual costs and expenses we incur; and

o	A performance-based fee.

●	For customers who, in the opinion of the Manger, represent a greater risk to make timely and rental payments, the customer will be obligated to provide a security deposit and/or a financial guarantee instrument, e.g., a letter of credit.

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●	Disputes would be resolved by arbitration in Rio de Janeiro under the rules of the Federation of Industries of the State of Sao Paulo (also known in Brazil as the Federacao das Industrias do Estado de Sao Paulo).

Typical Project Maintenance Contract

The principal terms are as follows:

●	The third-party contractor will provide all services required to operate and maintain the Project, including:

o	Providing all personnel, equipment, and materials required for the efficient operation of the Project;

o	Preparing all supporting documentation and information related to the use and operation of the Project;

o	Inspecting transmission lines and substations at least twice annually and preparing a report suggesting services and maintenance to be performed on the Project;

o	Preparing and implementing operation and maintenance instructions, guides, and procedures specific to the Project, including contingency plans as necessary;

o	Performing routine inspections of the Project to ensure compliance with manufacturer’s operation and maintenance standards;

o	Determining, and to the extent possible, performing or managing any additional services as necessary to remedy any actual or potential problems with the Project;

o	Registering the Project and all relevant equipment with the appropriate authorities; and

o	Managing the supply of all equipment inventory and spare parts.

●	All services will be performed in accordance with their respective owner/operator manuals, applicable manufacturer and vendor warranties and specification, prudent operating practices and applicable laws.

●	The contractor will regularly communicate with us concerning the Project, including:

o	When any work is being done on the Project, holding twice-monthly meetings;

o	Providing monthly reports;

o	Providing daily bulletins on the operation of the Project;

o	Preparing monthly management; and

o	Providing a report on any technical work performed on a Project.

●	We will pay the third-party contractor a fixed monthly fee plus time and materials. The fixed monthly fee is subject to adjustment based on inflation.

●	The initial term of the contract is 60 months.

●	Disputes will be resolved in the courts of the Judicial District of Rio de State of Rio de Janeiro.

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SALE AND DISTRIBUTION OF SECURITIES

We are offering to sell up to $50,000,000 of Class A Investor Shares to the public.

The Offering will begin as soon as our Offering Statement is “qualified” by the SEC and will end on a date determined by the Company.

Only the Company is offering securities in this Offering. None of our existing officers, directors, or stockholders is offering or selling any securities.

We are not using an underwriter or broker to sell the Class A Investor Shares. We are selling Class A Investor Shares only through our website, located at www.EnergeaGlobal.com, which we refer to as the “Site.”

We are not paying commissions to anybody for selling the Class A Investor Shares.

We reserve the right to reject any subscription to purchase Class A Investor Shares in this Offering in whole or in part and for any reason (or no reason). If we reject your subscription, we will return all your money without interest or deduction.

After the Offering has been “qualified” by the Securities and Exchange Commission, we intend to advertise the Offering using the Site and through other means, including public advertisements and audio-visual materials, in each case only as we authorize. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, our advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in Class A Investor Shares.

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HOW TO INVEST

To buy Class A Investor Shares, go to the Site and follow the instructions. We will ask for certain information about you, including:

●	Your name and address

●	Your social security number (for tax reporting purposes)

●	Whether you are an “accredited investor”

●	If you not an accredited investor, your income and net worth

We will also ask you to sign our Investment Agreement, a copy of which is attached as Exhibit 1A-4.

The minimum investment is $500. You will pay for your Class A Investor Shares using one of the options described on the Site.

The information you submit, including your signed Investment Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, your money will be held in an escrow account with a third party until we review your subscription and decide whether to accept it. When and if we have confirmed that your subscription is complete and decided to accept your subscription, we will release your money from the escrow account to the Company on the first day of the month following the month in which you made the investment. If we decide not to accept your subscription, we will return your money to you.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why.

We will not issue you a paper certificate representing your Class A Investor Shares.

Anyone can buy Class A Investor Shares. We do not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering. For more information, please refer to “Limit On Amount a Non-Accredited Investor Can Invest” starting on page 29.

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USE OF PROCEEDS

We expect the Offering itself to cost about $100,000, including legal and accounting fees – principally the cost of preparing this Offering Circular, having the Offering “qualified” by the SEC, and filing notices with states where our investors live, as required by state law. We also expect to spend at least $100,000 marketing the Offering. Otherwise, all of the proceeds of the Offering, no matter how much we raise, will be used to acquire Projects.

We might acquire Projects using the Manager’s capital before we have raised enough capital from Investors. In that case we will replace the Manager’s capital with capital from Investors as soon as we raise it. To the extent the Manager or its affiliates invest capital, they will do so on the same terms as other Investors.

We are not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Class A Investor Shares. Because we are not paying any commissions, more of your money can go to work for you. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser or intermediary will be paid a fee from their client’s invested funds. In such cases, the client (rather than the Company) is paying those fees.

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SUMMARY OF LLC AGREEMENT AND AUTHORIZING RESOLUTION

The Company as a whole is governed by an agreement captioned “Limited Liability Company Agreement” dated January 23, 2020. We refer to this as the “LLC Agreement.”

The Class A Investor Shares being offered in this Offering were created when the Manager adopted a resolution pursuant to section 3.1 of the LLC Agreement. We refer to this as the “Authorizing Resolution.”

The following summarizes some of the key provisions of the LLC Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LLC Agreement itself, which is included as Exhibit 1A-2B, and by the Authorizing Resolution itself, which is included as Exhibit 1A-2C.

Formation and Ownership

The Company was formed in Delaware on January 23, 2020 pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, ownership interests in the Company are referred to as “Shares,” while the owners are referred to as “Members.”

Immediately before this Offering, the only owner of the Company was the Manager. Investors who buy Class A Investor Shares in the Offering will become owners, and the Company might admit other owners in the future.

Shares and Ownership

The interests in the Company are denominated by 501,000,000 “Shares,” consisting of 1,000,000 “Common Shares” and 500,000,000 “Investor Shares.” The Manager may further divide the 19,000,000 Investor Shares into one or more series, by adopting one or more authorizing resolutions. Anyone owning Investor Shares is referred to in the LLC Agreement as an “Investor Member.”

The Manager adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Offering will be an “Investor Member” under the LLC Agreement.

All of the Common Shares of the Company are owned by the Manager. The Class A Investor Shares will be owned by Investors and are the subject of this Offering. By adopting other authorizing resolutions, the Manager may create, offer, and sell other series of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

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Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) admit new members to the Company; (ii) enter into contracts on behalf of the Company; (iii) borrow money; (iv) acquire and dispose of assets; (v) determine the timing and amount of distributions to Members; (vi) create new classes of limited liability company interests; (vii) determine the information to be provided to the Members; (viii) grant liens and other encumbrances on the assets of the Company; (ix) and dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

The Manager can be removed for “cause” under a procedure set forth in section 5.6 of the LLC Agreement.

The term “cause” includes:

●	An uncured breach of the LLC Agreement by the Manager; or

●	The bankruptcy of the Manager; or

●	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least two-thirds of the outstanding Investor Shares. Whether “cause” exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the Manager will not be responsible to Investors for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Manager’s (i) willful misfeasance, (ii) bad faith, or (iii) gross negligence in the performance of, or reckless disregard of, its duties under the LLC Agreement. This limitation on the liability of the Manager and other parties is referred to as “exculpation.”

The LLC Agreement also requires the Company to indemnify (reimburse) the Manager, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Manager on a matter related to the Company’s business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys’ fees. However, this indemnification is not available where a court or other juridical or governmental body determines that the Manager or other person is not entitled to be exculpated under the standard described in the preceding paragraph.

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Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.2 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution he, she, or it might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in “Securities Being Offered – Distributions” on page 23.

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, if an Investor wants to sell Class A Investor Shares, the Investor must first offer the Class A Investor Shares to the Manager.

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor’s Class A Investor Shares.

Fees to Manager and Affiliates

The Company will pay certain management fees and other fees to the Manager, as summarized in “Management Fees” on page 51.

Mandatory Redemption

The Manager may cause the Company to redeem (purchase) the Class A Investor Shares owned by an Investor in any of three circumstances (in effect kicking the Investor out of the deal) as described in “Securities Being Offering – Mandatory Redemptions” on page 26.

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“Drag-Along” Right

If the Manager wants to sell the business conducted by the Company, it may effect the transaction as a sale of the Project owned by the Company or as a sale of all the Shares in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via electronic delivery.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

●	Cure ambiguities or inconsistencies in the LLC Agreement;

●	Add to its own obligations or responsibilities;

●	Conform to this Offering Circular;

●	Comply with any law;

●	Ensure that the Company isn’t treated as an “investment company” within the meaning of the Investment Company Act of 1940;

●	To anything else that could not reasonably be expected to have, an adverse effect on Investors.

An amendment that has, or could reasonably be expected to have, an adverse effect on Investors, requires the consent of the Manager and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions or impose personal liability on an Investor requires the consent of the Manager and each affected Investor.

Information Rights

Within 120 days after the end of each fiscal year of the Company, we will provide Investors with (i) a statement showing in reasonable detail the computation of the distributions made by the Company, and (ii) audited financial statements of the Company.

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In addition, each year the Company will provide Investors with a detailed statement showing:

●	The fees paid to the Manager and its affiliates; and

●	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

As a “tier 2” issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

A Member’s right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

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U.S. AND BRAZILIAN TAXES

The following summarizes the most significant Brazilian taxes that will be imposed on the SPEs and the Company, as well as the Federal income tax consequences of acquiring Class A Investor Shares. This summary is based on the current tax laws of Brazil, the current U.S. Internal Revenue Code (the “Code”), the current regulations issued by the Internal Revenue Service (“Regulations”), and current administrative rulings and court decisions, all as they exist today. All of these tax laws could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Brazilian Taxes

Brazilian Tax System Generally

Like the United States, taxes in Brazil are imposed at the federal, state, and local level.

The federal government will impose the following taxes on each SPE:

●	A corporate income tax equal to (i) 15% of the SPE’s taxable income, plus (ii) 10% of the SPE’s taxable income per month in excess of R$20,000.

●	A social contribution tax equal to 9% of the taxable income of the SPE.

●	A corporate sales tax equal to 1.65% of the SPE’s gross sales revenue.

●	A social security tax equal to 7.6% of the SPE’s gross sales revenue.

●	A tax on some purchased goods (like a sales tax) imposed at 10%.

The SPEs will be entitled to depreciation deductions with respect to certain equipment.

At the state level, each SPE will be subject to a tax on purchased goods (e.g., solar equipment). The ICMS rates vary by state but will typically be imposed at 18%.

At the local level, many municipalities impose a tax on revenues from services provided (e.g., the services an SPE will provide to customers under a Project Operation and Maintenance Agreement). These taxes are typically imposed at a rate of 5%.

NOTE: Brazil does not impose a tax on the Company itself or on Investors, nor does it require SPEs to withhold any taxes from distributions to the Company investor (Company or Individual) for permanent investors.

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U.S. Federal Income Taxes

Classification as a Partnership

The Company will be treated as a partnership for federal income tax purposes. As a partnership, the Company will not itself be subject to federal income taxes. Instead, each Investor will be required to report on his, her, or its federal income tax return a distributive share of the Company’s income, gains, losses, deductions and credits for the taxable year, without regard to whether the Investor receives any distributions. Each Investor’s distributive share of such items will be determined in accordance with the LLC Agreement.

Each Investor will receive an IRS Schedule K-1 each year, showing the Investor’s distributive share of the Company’s income, gains, losses, deductions and credits. We will try to have K-1s to Investors no later than February 28th.

Taxation of Dividends

The income of the Company will consist primarily of dividends received from our SPEs. Because our SPEs will be foreign corporations, these dividends will be “non-qualified dividends” within the meaning of the Code and therefore subject to tax at ordinary income tax rates (“qualified dividends,” including dividends from most U.S. corporations, are subject to tax at preferential rates).

Foreign Tax Credit

Investors might be entitled to credits for taxes paid by the SPEs in Brazil.

Deduction of Losses

The Company is not expected to generate significant losses for federal income tax purposes. If it does generate losses, each Investor may deduct his, her, or its allocable share subject to the basis limitations of Code section 704(d), the “at risk” rules of Code section 465, and the “passive activity loss” rules of Code section 469. Unused losses generally may be carried forward indefinitely. The use of tax losses generated by the Company against other income may not provide a material benefit to Investors who do not have other taxable income from passive activities.

Limitation on Capital Losses

An Investor who is an individual may deduct only $3,000 of net capital losses every year (that is, capital losses that exceed capital gains). Net capital losses in excess of $3,000 per year may generally be carried forward indefinitely.

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Limitation on Investment Interest

Interest that is characterized as “investment interest” generally may be deducted only against investment income. Investment interests would include, for example, interest paid by an Investor on a loan that was incurred to purchase Class A Investor Shares and interest paid by the Company to finance investments, while investment income would include dividends and interest but would not generally include long term capital gain. Thus, it is possible that an Investor would not be entitled to deduct all of his or her investment interest. Any investment interest that could not be deducted may generally be carried forward indefinitely.

Allocations of Profits and Losses

The profits and losses of the Company will be allocated among all of the owners of the Company (including the Investors) pursuant to the rules set forth in the LLC Agreement. In general, the Company will seek to allocate such profits and losses in a manner that corresponds with the distributions each owner is entitled to receive, i.e., so that tax allocations follow cash distributions. Such allocations will be respected by the IRS if they have “substantial economic effect” within the meaning of Code section 704(b). If they do not, the IRS could re-allocate items of income and loss among the owners.

Sale or Exchange of Class A Investor Shares

In general, the sale of Class A Investor Shares by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor’s tax basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Class A Investor Shares were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

A gift of Class A Investor Shares will be taxable if the donor-owner’s share of the Company’s debt is greater than his or her adjusted basis in the gifted interest. The gift could also give rise to federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Class A Investor Shares against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

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Transfer of Class A Investor Shares by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner’s share of debt exceeds the pre-death basis of his interest. The decedent-owner’s transferee will take a basis in the Class A Investor Shares equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee’s share of debt. For this purpose, the fair market value will not include the decedent’s share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he, she, or it receives exceed the basis of his, her, or its Class A Investor Shares. Any such gain generally will be considered as gain from the sale of Class A Investor Shares.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company’s income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his, her, or its share of the Company’s income and losses for the taxable year of such Investor that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Section 754 Election

The Company may, but is not required to, make an election under Code section 754 on the sale of Class A Investor Shares or the death of an Investor. The result of such an election is to increase or decrease the tax basis of the assets of the Company for purposes of allocations made to the buyer or beneficiary which would, in turn, affect depreciation deductions and gain or loss on sale, among other items.

Tax Returns and Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Class A Investor Shares. The tax returns of the Company will be prepared by accountants selected by the Company.

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If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to each Investor’s personal tax returns. An audit of our tax returns may also result in an audit of non-Company items on each Investor’s personal tax returns, which in turn could result in adjustments to such items. The Company is not obligated to contest adjustments proposed by the IRS.

Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other U.S. Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

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MANAGEMENT DISCUSSION

Operating Results

The Company was organized under the Delaware Limited Liability Company Act on January 23, 2020. As of the date of this Offering Circular, we have not yet begun operations other than those associated with general start-up and organizational matters. As of the date of this Offering Circular, we have no revenues.

The Company is obligated to reimburse the Manager for expenses the Manager incurs in connection with the Offering, before the Offering Circular is qualified by the SEC. We currently estimate that those expenses will be approximately $100,000.

We intend to use the proceeds of this Offering to build, acquire, and operate Projects.

Apart from our efforts to raise money from the sale of Class A Investor Shares in this Offering, we are not aware of any trends or any demands, commitments, events, or uncertainties that will result in or that are reasonably likely to result in the our liquidity increasing or decreasing in any material way.

Liquidity and Capital Resources

The Company has no immediately available sources of liquidity other than the proceeds of the Offering. At the same time, the Company currently has no capital commitments. The Company intends to make capital commitments only if it raises sufficient funds in the Offering.

Trends

The Company is not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net sales or revenues, income from continuing operations, profitability, liquidity, or capital resources.

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OUR MANAGEMENT TEAM

Names, Ages, Etc. *

Name	Position	Age	Term of Office	Approximate Hours Per Week If Not Full Time
Directors
Mike Silvestrini	Director	40	One year, subject to re-appointment	N/A
Chris Sattler	Director	40	One year, subject to re-appointment	N/A
Executive Officers
Mike Silvestrini	Co-CEO	40	Indefinite	Full Time
Chris Sattler	Co-CEO	40	Indefinite	Full Time
Significant Employees
Antonio Pires	VP of EPC, Brazil	60	At will	Full Time
Gray Reinhard	CTO	36	At will	Full Time

*	The Company itself has no officers or employees. The individuals listed above the Directors, Executive Officers, and Significant Employees of Energea Global LLC, the Manager of the Company.

Family Relationships

There are no family relationships among the Executive Officers and significant employees of the Company.

Ownership of Related Entities

Energea Global, the Manager of the Company, is owned by Mike Silvestrini and Chris Sattler.

Energea Brazil, our affiliated Development Company in Brazil, is owned by Energea Global.

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Business Experience

Mike Silvestrini

Mike co-founded Greenskies Renewable Energy, LLC (“Greenskies”) with a $35,000 family loan in 2008 and sold the company for more than $165 million enterprise value in 2017. Mike was directly responsible for closing over $500 million of project finance, building and owning over 400 solar projects ranging from 200kW to 5MW, creating industry-leading operations asset management departments and expanding the company’s footprint across 23 states from California to South Carolina. Greenskies was ranked #1 by market share for commercial and industrial solar developers by Greentech Media, with customers including Wal-Mart, Sam’s Club, Amazon, AT&T, Target and several of the largest electric utilities in the United States. It was also named one of the Best Places to Work by the Hartford Courant in 2016.

Mike was named “40 Under 40” by the Hartford Business Journal in 2012, and again by Connecticut Magazine in 2016. In 2017, he was named Entrepreneur of the Year by Junior Achievement. He was a national merit scholar at Boston University and was a Peace Corps volunteer in Mali, West Africa. He also serves on the Board of Directors of Big Life Foundation, a wildlife conservation and security group based in Kenya.

Mike lives in Connecticut with his wife and two children.

Chris Sattler

Chris is an experienced energy executive with a track record of startup success. He has founded over 10 companies with the majority in the retail energy industry. Previous positions include Vice President at Clean Energy Collective, President of Plant.Smart Energy Solutions, and Co-Founder and COO at North American Power.

As COO of North American Power, Chris led the company into 35+ utility markets throughout the United States, with over 1,000,000 residential and small commercial customers. In 2017, the company was sold to Calpine, the largest independent power producer in North America, for $115 million. At the time of sale, North American Power had annual gross sales in excess of $850 million.

Chris studied at the University of Connecticut, School of Business, and received a Bachelor’s degree in Real Estate and Urban Economics. He is also a Harvard Business School Alumni through the Program for Leadership Development. He lives in Rio De Janeiro.

Antonio Peres

Antonio Pires is a senior executive with more than 30 years of experience in the Energy sector. During this period he directly managed the implantation of more than 2GW of power projects, ranging from thermoelectric, cogeneration and hydropower.

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In addition to his experience implementing large energy projects, he participated in the startup of Igarapava hydroelectric Consortium, being the first consortium of power generation in the country, and of which he was a member of the administrative council. He was also involved in the privatization process of Companhia Vale do Rio Doce, Companhia Estadual de Gas do Rio de Janeiro.

Throughout his professional life Antonio has worked with large national and multinational companies including CSN, El Paso Brasil, Thyssen Krop CSA and SNC Lavalin. In the case of El Paso and CSA, he was involved from the start of operations.

Antonio is a professional who always seeks new skills and is and ready for a challenge. He has a degree in mechanical engineering with a master's degree in Energy Planning, and an MBA in Business Management and Project Management, as well as LLM in Business Law.

Gray Reinhard

Gray is an experienced software engineer specializing in business intelligence tools across multiple industries. Early in Gray’s career, he worked primarily in E-Commerce where he built and supported sites for over 20 brands including several fortune 500 companies. From there, Gray moved into renewable energy where he developed the project management software for the country’s largest commercial solar installer. This custom platform managed everything from sales and financing to the construction, maintenance, and performance monitoring of over 400 solar projects.

Most recently, Gray served as CTO for real estate technology company Dwell Optimal which leverages technology to reinvent the corporate travel experience. Gray studied at Princeton University and currently splits his time between Greenpoint, Brooklyn and his cabin in the Catskills.

Legal Proceedings

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

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COMPENSATION OF MANAGEMENT

Overview

The people who run the Company make money from the Company in (only) three ways:

●	They receive fees

●	They invest alongside Investors and receive the same distributions as Investors

●	They receive the Promoted Interest

All three forms of compensation are discussed below.

The Company itself does not have any employees or payroll. For example, Mike Silvestrini, the Chief Executive Officer of the Manager, does not receive any salary, bonuses, or other compensation directly from the Company. Instead, all of his compensation is paid from the fees paid to the Manager and from the Promoted Interest. The same is true for all of the other executive officers and employees.

Fees

Type of Fee	Description
Reimbursement

The Company must reimburse the Manager for expenses the Manager incurs in connection with the Offering before the Offering Circular is qualified by the Securities and Exchange Commission.

Estimate: We currently estimate that those expenses will be approximately $100,000.

Asset Management

The Manager will charge the Company a monthly asset management fee equal to 0.167% of the aggregate capital that has been invested in Projects that have begun to generate distributions.

Estimate: The amount of the asset management fee will depend on (i) how much capital is raised in the Offering, and (ii) the value of our Projects. If we acquire the first three Projects solely with equity (i.e., without borrowing) and they begin to generate distributions, the asset management fee would be approximately $12,000 per month.

Developer

The Manager might originate and develop Projects that are acquired by the Company. If so, the Manager shall be entitled to compensation that is no greater than 5% of the Project’s cost.

Estimate: The amount of the developer fee will depend on the number of Projects the Manager develops for the Company and their cost. We cannot make a reasonable estimate at this time.

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Co-Investment

The Manager (and possibly its affiliates) might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Investors.

Promoted Interest

As described in “Securities Being Offered – Distributions” on page 23, the Manager is entitled to receive certain distributions from the Company that we refer to as the Manager’s “Promoted Interest.” How much money the Manager ultimately receives as a Promoted Interest depends on several factors, including:

●	The total returns the Company is able to achieve;

●	When those returns are achieved;

●	When the Company distributes money to Investors; and

●	The amount of expenses the Company incurs.

Report to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

●	The fees paid to the Manager and its affiliates; and

●	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

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Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Stages of Development

The stages of the Company’s organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates during each stage, are as follows:

Stage of Company	Compensation

Organization of Company	Reimbursement of Expenses

Acquisition of Projects	● Asset Management Fee

● Developer Fee

Operation of Projects	● Asset Management Fee

● Promoted Interest

Sale of Projects	● Asset Management Fee

● Promoted Interest

Page | 53

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTION

As of the date of this Offering Circular, we anticipate that the Company will enter into transactions with related parties in two circumstances:

●	Energea Brazil: The Company might find Projects through its affiliate, Energea Brazil, and enter into business arrangements with Energea Brazil with respect to those Projects of the same nature it would enter into with unrelated Development Companies.

●	Lease of Land: The Company might lease the land for a Project from a related entity, because the Company itself is not allowed to own land in Brazil.

The Company might enter into other transactions with related parties. If so, any compensation paid by the Company to the related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By “related party” we mean:

●	The Manager;

●	Any Director, Executive Officer, or Significant Employee of the Company or the Manager;

●	Any person who has been nominated as a Director of the Company or the Manager;

●	Any person who owns more than 10% of the voting power of the Company or the Manager; and

●	An immediate family member of any of the foregoing.

Page | 54

APPENDICES

Appendix 1-A

Energea Itaguaí I S.A.

Itaguaí, MG

30th of April, 2020
NTP Draft

1.0 MW (AC) Solar

Developed by Energea Geração Distribuída De Energia Do Brasil Ltda

Project Summary

The project is a solar plant constructed in the state of Rio de Janeiro. The plant has been rented by Casas Pedro, a premier grocery chain operating in 40 locations that was founded in 1932. The 15-year rental contract will allow Casas Pedro to benefit from a substantial reduction in energy costs. Prosys Engenharia has been engaged as an EPC partner.

Project Details

Project Single Purpose Entity	Energea Itaguaí I S.A.
Project Owner	Energea Portfolio 1 LLC
Energy Customer	Nova Geração Comestíveis Ltda (Casas Pedro)
Project Developer/Consortium Manager	Energea Geração Distribuída De Energia Do Brasil Ltda
State	Minas Gerais
City	Itaguaí
Coordinates	22°51’2.24“ S 43°43’47.27” W
Land Status	Leased
Utility	LIGHT
Project Status	Notice to Proceed

System Details

Technology	Solar + Tracker
System Size kW (AC)	1,000
Est. Year 1 Production (MWh)	2,158
Notice to Proceed Date
Anticipated Commercial Operations Date

1-A-1

Contract Details

Initial Contract Term (Years)	15
Useful Equipment Life (Years)	25
Contract Type	Rental + O&M
Construction Deadline	12th of January, 2021
Rental Contract Price (per kWh)	R$ 0.570 (variable)
Customer’s Tariff	B3 consumer tariff (variable)
Estimated Customer Savings	15%
Early Termination Penalty	NA

Financial Details

Purchase Price (USD)	$921,813
Purchase Price (R$)	R$4,813,582
Estimated Debt (R$)	$0
Estimated Equity (R$)	R$4,813,582
Projected Unlevered IRR (USD)	11.5%

Disclaimer

All major Energea contracts contain language ensuring that the following standards are upheld by all our partners.

Anti-Corruption

All operators and contractors must follow the rules for prevention of corruption as outlined in Brazilian law, particularly Law No. 8,429/1992 and Law No. 12,846/2013.

Any person or entity doing business with Energea agrees not to give or offer anything of value for the sake of gaining undue benefits. All people and parties will refrain from any and all fraudulent activity and use all efforts to ensure compliance.

Environmental

All operators and contractors are required to follow best industry practices both in Brazil and internationally with diligent and prudent adherence to common standards of environmental preservation.

Human Rights

All national and international human rights laws will be followed with mandatory monitoring to ensure compliance.

Permits & Interconnection

Permits

The project has received an environmental permit required to perform the installation of the project (“LI”) .

Interconnection

The achieved Notice to Proceed status on the __st of ___, 2020 and to be operational by the ____ of ___, 20__. It has received its Parecer de Acesso, or permission to interconnect, from CEMIG, the interconnecting utility.

1-A-2

Site Control

Site Summary

The project is sited on a parcel of land rented from Mitra Diocesana de Itaguaí, the catholic diocese. The site is very secure and situated in a rural area. The diocese employees a caretaker who lives onsite and monitors the land 24/7.

The land is perfectly flat with no clearing required and quality soil for trenching and post driving with little resistance which should eliminate exposure to unforeseen construction costs.

The location benefits from very high irradiance with occasional cloud cover due to its proximity to the mountains.

Lease Agreement

Parties

Energea Itaguaí I S.A.

Mitra Diocesana De Itaguaí

Term

The lease term is for 15 years and Energea has the right to renew the agreement for an additional 15 years by notifying Mitra Diocesana De Itaguaí at least twelve months prior to the end of the initial term.

Price

The project will make a monthly payment of R$4,333 which is the pro-rata portion of the R$13,000 monthly rent charged for the plot that will accommodate three solar plants.

Penalties

Delayed payments are subject to a 2% fine and 1% interest per month delayed.

Property Taxes

The project is responsible for paying all property taxes as assessed for the site.

Termination Penalties

Lessee:	If the project terminates the agreement unilaterally, it shall pay Mitra Diocesana De Itaguaí an early termination penalty of R$200,000 within 20 business days.

Lessor:	If Mitra Diocesana De Itaguaí terminates the agreement unilaterally, Energea will be owed an early termination penalty of R$6,000,000 within 20 business days.

1-A-3

Design

Design Summary

The Itaguaí I solar project is located on a perfectly flat site allowing for a tracker based system which will greatly increase the expected captured irradiance.

The land is wide open with zero shading from trees or structures nearby. As such, the entire face of the array will be operational throughout the day.

The site is located very near the interconnection point with the utility resulting in little expected connection cost to the grid and high certainty that service will not be interrupted.

The project will employ 3,360 total JA Solar modules arranged in 120 parallel strings of 28 modules each. 8 Sungrow inverters will be used for power conversion.

JA and Sungrow are highly regarded manufacturers upon whom Energea has relied for many past projects. The industry standard PVSyst software was used to optimize equipment selection and ensure peak production with minimal losses.

The expected useful life of the project and equipment is 25 years.

Key Assumptions

System Type:	Tracking System
Rotation Limits:	-45° to 45°
Axis Azimuth:	3°
PV Modules:	JAM72 S09-390/PR/1500V
Inverters:	SG125HV_IEC
Array Global Power:	1310 kWp
Module Area:	6623 m2
Modules:	3360 modules
Module Size:	390 Wp

Loss Factors

Soiling Losses:	3.0%
Wiring Ohmic Loss:	1.5%
Light Induced Degradation:	2.0%
Module Quality Loss:	0.3%
Module Mismatch Loss:	1.0%
Strings Mismatch Loss:	0.1%
Module Average Degradation:	0.4%
Transformer Losses:	1.1%
System Unavailability:	2.0%

1-A-4

	GlobHor kWh/m2	DiffHor kWh/m2	T_Amb °C	GlobInc kWh/m2	GlobEff kWh/m2	EArray MWh	E_User MWh	E_Solar MWh	E_Grid MWh	EFrGrid MWh
January	178.7	83.08	26.93	211.7	202.3	217.2	1.488	0.275	211.9	1.213
February	154.8	86.18	26.91	187.9	179.2	194.6	1.344	0.241	171.7	1.103
March	159.9	72.43	26.13	209.0	199.4	213.8	1.488	0.235	208.6	1.253
April	121.5	60.51	24.44	161.5	154.4	168.9	1.440	0.100	164.8	1.340
May	119.2	55.12	22.14	175.0	167.5	187.5	1.488	0.064	183.2	1.424
June	95.8	47.44	20.59	143.2	136.8	155.5	1.440	0.044	151.9	1.396
July	117.5	42.75	19.82	183.2	175.9	198.3	1.488	0.066	168.1	1.422
August	126.1	55.17	21.30	179.2	171.7	192.2	1.488	0.067	165.7	1.421
September	124.6	60.51	21.97	162.3	155.2	169.6	1.440	0.167	165.3	1.273
October	148.8	83.72	24.41	178.8	170.4	186.5	1.488	0.227	182.0	1.261
November	157.0	81.29	25.24	185.4	176.9	192.0	1.440	0.284	187.2	1.156
December	171.4	88.50	26.51	196.0	187.0	202.2	1.488	0.326	197.1	1.162
Year	1675.2	816.71	23.85	2173.2	2076.7	2278.2	17.520	2.097	2157.5	15.423

Customer

Customer Summary

Casas Pedro (Nova Geração Comestíves Ltda) is a premium grocery retailer operating throughout the state of Rio de Janeiro. The company was founded in 1932 and is run by Felipe Mussalem, the third generation of family leadership.

In 2005, the company began expanding from its current footprint of six stores. At the close of 2019, the company had expanded to 40 locations and more than 1,000 employees.

Energea has independently reviewed and assessed the company’s private financial statements and has strong confidence in the company’s creditworthiness.

As Casas Pedro is a privately held company, its proprietary financial statements cannot be made available here out of respect for the company’s privacy. For any further due diligence questions, investors are encouraged to contact the team at Energea directly.

Rental Contract Summary

Parties

Nova Geração Comestíveis LTDA. (“Lessee”)

Gera Energia Brasil S.A. (“Lessor”)1

1	Energea has partnered with Gera Energia Brasil S.A. (Gera) to contract with the customer for this project. This does not affect the disbursement of revenue, but Gera is the legal entity that entered into the contract.

Purpose

The Lessee is renting this solar power plant (Itaguaí I) to provide renewable energy to its members in the form of energy credits.

1-A-5

Term

The initial term for the project is for a period of 15 years beginning in the first month the Lessee receives energy credits from energy production of the power plant.

The term may be extended by written agreement from both parties at least sixty days before the end of the Initial Term.

Payments

The Lessee will pay the Lessor R$70,000 per month. The price will be adjusted annually to account for inflation in accordance with the Extended National Consumer Price Index (IPCA).

Delayed payments are subject to a 2% fine and 1% interest per month delayed.

Termination

Energea may terminate the contract without penalty if unable to find a suitable subcontractor, secure financing, or obtain any required authorizations or licenses needed to operate the power plant.

Early Termination Penalty

In the event of unilateral termination by either party, the party responsible for termination will pay the other party, within twenty days, the fine according to the following schedule:

Time elapsed after signature date	Percentage applied on the estimated value of the Contract
1 (one) year	93% (ninety-three percent)
2 (two) years	87% (eighty-seven percent)
3 (three) years	80% (eighty percent)
4 (four) years	73% (seven and three percent)
5 (five) years	67% (sixty-seven percent)
6 (six) years	60% (sixty percent)
7 (seven) years	53% (five and three percent)
8 (eight) years	47% (forty-seven percent)
9 (nine) years	40% (forty percent)
10 (ten) years	33% (thirty-three percent)
11 (eleven) years	27% (twenty-seven percent)
12 (twelve) years	20% (twenty percent)
13 (thirteen) years	13% (thirteen percent)
14 (fourteen) years	7% (seven percent)

Operations & Maintenance Contract Summary

Parties

Nova Geração Comestíveis LTDA. (“Lessee”)

Gera Energia Brasil S.A. (“Lessor”)1

1	Energea has partnered with Gera Energia Brasil S.A. (Gera) to contract with the customer for this project. This does not affect the disbursement of revenue, but Gera is the legal entity that entered into the contract.

Purpose

This agreement ensures adequate power will be generated by the plant to provide for consumption by the customer. Compensation will be provided to the generator if the plant overperforms and remuneration to the customer if production falls below a guaranteed level.

1-A-6

Term

The initial term for the project is for a period of 15 years. The term may be extended by written agreement from both parties at least thirty days before the end of the initial term.

Price

The total effective price is R$0.570 per kWh of electricity.

[[TUSD and TE B3 rate] * the total production] – the rental amount paid – the green A4 TUSD rate (in R$/kW)

If the total hours generated multiplied by this effective rate exceeds the sum of the monthly rent and demand charge, the customer will pay the difference. If the lease and demand charge exceed the generation multiplied by the rate, the customer will instead receive a credit toward future payments.

Guarantees

Generation:	The contractor guarantees that the plant will maintain a minimum generation of 70% of 175 MWh per month.

Consumption:	The customer guarantees it will consume a minimum of 85% of 175 MWh per month.

Termination

In the event of unilateral termination, the terminating party will pay a fine of 50% of the remaining value of the contract to the other party.

Engineering, Procurement, and Construction

EPC Summary

Energea has designed a proprietary EPC contract to be used for all projects ensuring that construction progress and payments are properly aligned and requiring contractors to meet schedule and cost expectations or risk losing profit.

The contract establishes payment terms that make sense based on Energea’s extensive experience with the realities of project management.

The contract provides industry-leading control over the agreement’s costs, schedule, and terms.

EPC Contract

Parties

Energea Itaguaí I S.A.

Prosys Engenharia

1-A-7

Purpose

The Contractor will construct a solar power plant with a name- plate capacity of 6.505 MW DC connected to the grid in the state of Minas Gerais.

Price

Energea will pay a fixed price of R$3,437,901.99 disbursed according to the agreed upon EPC Milestones & Payments schedule.

Payments

Payments will only be considered due upon submission of a progress report and invoice from the Contractor to Energea. Payments are subject to a 5% retention to be released upon final acceptance of the project’s completion by Energea.

Effectiveness and Term

The agreement shall begin on the execution date and remain in effect until all the Contractor’s obligations are completed.

The Contractor will only begin work upon receipt of a Notice to Proceed from Energea.

Supervision

Energea may inspect the work of the Contractor at any time. The Contractor is responsible for providing evidence to show compliance with this agreement.

Warranties

The Contractor will warranty its services and those of its sub-contractors for 48 months beginning at Provisional Acceptance of the project by Energea.

The length of the warranty will either be as determined by the manufacturer or ten years for inverters, 20 years for trackers, and 25 years for modules, whichever is longer.

Insurance

For the duration of the agreement, the Contractor will have valid Insurance for Builder’s All Risks, Labor Liability, Comprehensive General Liability (in the amount of R$5,000,000), Automobile Liability (in the amount of R$300,000),

Transportation Insurance, Environmental Liability Insurance (in the amount of R$1,000,000), as well as any other insurance required by law.

Termination

The agreement may be terminated by written agreement between the parties, by Energea if the Contractor fails to comply with the terms or modifies its corporate structure, or by the Contractor if Energea fails to pay an undisputed invoice.

Penalties

For any breach of this agreement, the Contractor will pay Energea a penalty of R$5,000 per day for the duration of the breach. If the breach cannot be remedied, the total penalty will be R$20,000 per breach.

If any person working at the project is caused to suffer permanent harm due to the Contractor’s actions, the Contractor will pay Energea a penalty of 15% of the total contract price.

1-A-8

In the event of delay, the Contractor will pay a penalty equal to point one percent of the total contract price per day delayed. If the delay affects Energea’s ability to certify mechanical completion or provisional acceptance, the penalty will be one percent of the total contract price per day delayed.

If the project does not achieve or maintain the performance guaranteed in the agreement, the Contractor will pay a penalty equal to the price of the MWh deficit as purchased by Energea on the energy spot market.

EPC Schedule

EPC Milestones & Payments

Event 1	10%	of the total value of the contract to be paid within 5 days after signing the contract.
Event 2	40%	of the total value of the contract to be paid within 5 days after purchasing the photovoltaic modules.
Event 3	15%	the total value of the contract to be paid within 5 days after purchase of the inverters.
Event 4	15%	of the total value of the contract to be paid within 5 days after purchase from the structures.
Event 5	5%	of the total value of the contract to be paid within 5 days after purchase of the transformers.
Event 6	5%	of the value of each project to be paid within 5 days after the end of the assembly of the structures.
Event 7	5%	of the value of each project to be paid within 5 days after the end of the electrification assembly.
Event 8	5%	of the value of each project to be paid within 5 days after provisional acceptance.

Asset Management

Operations & Maintenance Agreement

Parties

Energea Itaguaí I S.A.

BEI – Brasil Energia Inteligente LTDA.

Performance

The Contractor guarantees that as a result of its services the solar power plant will meet the minimum monthly generation defined in the agreement for the term of the contract.

Payments

The Contractor will receive monthly payments in return for its services. These payments will be updated annually in accordance with the Extended National Consumer Price Index (IPCA).

1-A-9

Termination Penalties

If the agreement is terminated due to the fault of one party, that party will pay a penalty of ten percent of the total contract value or the value of the contract as of the moment of termination, whichever is greater.

Warranties

Equipment

The Contractor bears responsibility for ensuring all equipment is properly functioning and will remedy any issues that arise as notified by Energea.

All warranties assume use of materials and components under normal conditions and excluding damage caused by accidents, misuse, or force majeure.

Generation

The factory warranty guarantees an eighty percent performance standard for 20 years. This includes a power loss of three percent in the first year and seven tenths of a percent degradation over the next 25 years.

Defects

The warranty on inverters and panels for defects in manufacturing will be for ten years total. An initial five-year term and a five-year extension.

Other

The structural function of the system is guaranteed for 25 years. Engineering errors are subject to a 24-month error correction guarantee.

Consumer Unit Management Agreement

Term

The term of the contract will be for one year and will renew automatically unless written notification is provided.

Penalties

The penalty for a breach by either party will be ten percent of the total value of the contract.

Price

The monthly price for the value of the contract will be deter- mined by the number of consumer units managed according to the following table:

Number of UCs per project	RS
N <50	3.000
51 < N < 100	4.000
101< N < 500	4.500
501 < N < 2.000	5.000
N > 2.001	6.000

Insurance (Operations)

General Liability and Property Insurance will be put in place by the project prior to acquisition. All insurance will be reviewed and approved by an independent consultant prior to project acquisition.

1-A-10

Appendix 1-B

Energea Itaguaí I S.A.

Financial Memo

Itaguaí, RJ

30th of April, 2020
NTP Draft

1.0 MW (AC) Solar

Developed by Energea Global LLC

Key Assumptions

General Info

Entity Name	Energea Itaguaí I S.A.
Project Location	Itaguaí, RJ
Installed Capacity (AC)	1,000 kW

The Itaguaí I solar power plant is located in Itaguaí, Rio de Janiero with an anticipated capacity of 1.0 MW (AC). The location and size of the power plant are utilized during the design phase and are taken into account when estimating the annual power generation of the facility.

Schedule

Development Start Date	30-Jul-2019
Notice to Proceed Date	31-Jul-2020
Commercial Operations Date	28-Feb-2021
Retirement Date	28-Feb-2046

The Development Start Date for the project reflects when Energea began any work or expenditures related to the project.

The Notice to Proceed Date reflects when the plant is eligible for interconnection to the local grid.

The Commercial Operations Date reflects when the project begins charging the customer according to the Rental and O&M Agreements.

The Retirement Date reflects the projected end of the useful life of the plant.

Third Parties

Parent Company	Energea Portfolio 1 LLC
Offtaker	Casas Pedro
EPC Contractor	Prosys Engenharia

The Itaguaí I solar project is owned by Energea Portfolio 1 LLC. The energy customer for the project, also known as the offtaker, is Casas Pedro a local premier grocery chain. The anticipated EPC Contractor for the project is Prosys Engenharia.

1-B-1

Uses of Capital and Project Economics

Project Hard Costs ($USD)	$852,279
Project Soft Costs ($USD)	$68,929
Developer Fee ($USD)	$0
Total Capital Expenditures ($USD)	$921,207
Debt ($USD)	$0
Equity ($USD)	$921,813
Project Payback Period	6.8 years
Project IRR ($USD)	11.5%

The total for expected Capital Expenditures for the project is $921,207 (USD) and is split between hard costs directly related to construction of the project and soft costs covering all other expenses needed for development of the project.

There is a slight difference between the total equity value of the project and the total Capital Expenditures which reflects all other expenses paid for with contributions from the project.

With the current assumption set, the financial model shows a project payback period of 6.8 years and an IRR of 11.5%.

Revenue Contract

Contract Type	Rental
Contract Term	15 years
Fixed Monthly Rental Payment ($BRL)	R$70,000
Target Fixed Rate ($BRL / kWh)	$0.570
Rental Contract Inflation Index	IPCA
Rental Contract Readjustment Month	May
O&M Contract Inflation Index	IPCA
O&M Contract Readjustment Month	May
Demand Charge Price ($BRL per kW)	$27.45
Demand Charge Readjustment Month	March
Demand Charge Inflation Index	IPCA

The revenue contracts for this project are split between a fixed price equipment rental contract for the power plant and an Operations and Maintenance agreement with a performance guarantee.

The targeted total fixed rate for the project at the Commercial Operations date is $0.570.

All contracts will be updated annually to account for inflation according to the Extended National Consumer Price Index (IPCA) which is the reference for the Brazilian inflation-targeting system published by the Central Bank of Brazil.

The demand charge is a payment made to the utility company for access to the grid. It is calculated at a price of $27.45 Brazilian Reals per kW (AC) based on the project’s system size. It is updated annually for inflation by the utility company.

1-B-2

Operating Expenses

Expense	Unit (Monthly)	Price	Inflation	Readjusted	Start Date
O&M	$BRL / kW	$4.00	IPCA	March	01-March-2021
Land or Roof Rental	$BRL	$4,333.33	IPCA	March	01-March-2020
Insurance – GL & Property	$BRL	$711.00	IPCA	March	01-March-2021
Security	$BRL	$1,000.00	IPCA	March	01-March-2021
FX Wire Fees	$BRL	$40.00	IPCA	March	01-March-2021
Banking Fees	$BRL	$40.00	IPCA	November	30-Nov-2019
Utilities	$BRL	$250.00	IPCA	January	01-March-2021

Expense

This field displays the name of the expense being calculated.

Unit (Monthly)

This field lists the unit that corresponds to the expense price. Most expenses are charged in Brazilian Reals (BRL) but some are charged per kilowatt in which case the price is multiplied by the total system size in kilowatts. All expenses are charged on a monthly basis.

Price

This is the total monthly price and corresponds to the proceeding unit.

Inflation

This field is the inflation index that is used to adjust the price annually. All expenses here are tied to the IPCA index as published by the Central Bank of Brazil.

Readjusted

This field displays the month in which the price will be adjusted to account for inflation. In most cases, the inflation readjustment month corresponds to the month of the start date for the expense when the contract was signed.

Start Date

This field shows the date the expense begins to be charged to the project.

Taxes on Demand Charge

PIS / COFINS Tax Rate	3.01%
Power Circulation Tax (ICMS)	30.00%

The PIS / COFINS is a federal tax in Brazil and the ICMS is a state level tax. The project is only responsible for a tax rate commensurate with what the energy customer pays. The demand charge is increased by these percentages to calculate the total payment owed by the project. This is a payment made to the utility for generating energy and using the grid.

1-B-3

Taxes on Revenue

PIS / COFINS on Presumed Profit	3.65%
PIS / COFINS on Real Profit	9.25%
Services Tax – Municipal (ISS)	5.00%
Power Circulation Tax (ICMS)	30.00%

The project can elect between either a Presumed Profit or Real Profit tax basis each year in January. Each year the model calculates the more profitable basis tax rate for PIS / COFINS changes accordingly.

The ISS is a municipal tax and is only paid on services such as Operations and Maintenance. The ICMS is a tax on revenue paid to the state.

All income taxes are charged in the same manner regardless of election between Real or Presumed Profit tax basis.

Taxes on Profit

Social Contribution Tax (CSLL)	9.00%
Income Tax (IRPJ)	15.00%
Additional Income Tax (IRPJ)	10.00%
Additional Income Tax Threshold ($BRL)	240,000
Net Operating Loss Write-Off Limit	30% Annually

The CSLL is a fixed rate paid on taxable income to the federal government in Brazil. The IRPJ is charged at 15% for all taxable income. There is an additional tax of 10% on all income that exceeds the additional income tax threshold.

A maximum of 30% of the total taxes owed by the project can be written off with Accumulated Net Operating Losses.

Presumed Profit

Presumed Profit on Revenue	32.00%

This rate is multiplied by the project’s revenue in order to determine taxable income for the Presumed Profit basis.

Depreciation

Project Hard Cost Depreciable Life	25 years
Overall Equipment Depreciation	10.00%
Construction Related Depreciation	4.00%
Land Depreciation	0.00%

The eligible depreciable costs are accounted for linearly over the depreciable life of the project. All equipment depreciates at a rate of 10% annually. All construction related costs depreciate at a rate of 4% annually. There is no depreciation accounted for with land assets.

1-B-4

CASH FLOWS

Date			12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027
Year			2019	2020	2021	2022	2023	2024	2025	2026	2027
Quarter			4	4	4	4	4	4	4	4	4

Brazilian REAL/U.S. Dollar Exchange Rate			4.03	5.43	5.43	5.43	5.43	5.43	5.43	5.43	5.43

Energea Itaguaí I S.A.

Proforma

Rental Revenue	$BRL	(+)	$-	$-	$655,200	$899,808	$935,800	$973,232	$1,012,162	$1,052,648	$1,094,754
O&M Revenue	$BRL	(+)	$-	$-	$106,296	$55,254	$50,678	$49,556	$40,244	$34,335	$27,927
Merchant Revenue	$BRL	(+)	$-	$-	$-	$-	$-	$-	$-	$-	$-
Gross Revenues	$BRL		$-	$-	$761,496	$955,062	$986,478	$1,022,789	$1,052,406	$1,086,983	$1,122,681

Brazilian Sales Taxes	$BRL	(-)	$-	$-	$(34,128)	$(39,005)	$(40,134)	$(41,570)	$(42,484)	$(43,705)	$(44,959)
Net Revenues After Tax	$BRL	(=)	$-	$-	$727,368	$916,056	$946,344	$981,219	$1,009,922	$1,043,278	$1,077,722

Operating Expenses	$BRL	(-)	$(1,824)	$(744)	$(93,512)	$(128,668)	$(133,815)	$(139,168)	$(144,734)	$(150,524)	$(156,545)
EBITDA	$BRL	(=)	$(1,824)	$(744)	$633,856	$787,388	$812,529	$842,051	$865,188	$892,754	$921,177

Brazilian Income Taxes	$BRL	(-)	$-	$-	$(64,888)	$(79,911)	$(83,329)	$(87,279)	$(90,502)	$(94,264)	$(98,148)
Operating Cash Flow Befor Capex	$BRL	(=)	$(1,824)	$(744)	$568,969	$707,477	$729,200	$754,772	$774,686	$798,490	$823,030

Capital Expenses	$BRL	(-)	$(47,479)	$(4,516,604)	$(491,953)	$-	$-	$-	$-	$-	$-
Operating Cash Flow	$BRL	(=)	$(49,302)	$(4,517,348)	$77,016	$707,477	$729,200	$754,772	$774,686	$798,490	$823,030

Equity Contribution	$BRL	(+)	$49,302	$4,517,348	$492,078	$-	$-	$-	$-	$-	$-

Project Returns in U.S. Dollars

Cash Flow	$USD		$(12,192)	$(833,717)	$14,191	$130,363	$134,365	$139,077	$142,747	$147,133	$151,655
Project Internal Rate of Return (IRR)%			NA	NA	-91.25%	-60.64%	-36.83%	-21.35%	-11.28%	-4.44%	0.36%

Date			12/31/2028	12/31/2029	12/31/2030	12/31/2031	12/31/2032	12/31/2033	12/31/2034	12/31/2035	12/31/2036
Year			2028	2029	2030	2031	2032	2033	2034	2035	2036
Quarter			4	4	4	4	4	4	4	4	4

Brazilian REAL/U.S. Dollar Exchange Rate			5.43	5.43	5.43	5.43	5.43	5.43	5.43	5.43	5.43

Energea Itaguaí I S.A.

Proforma

Rental Revenue	$BRL	(+)	$1,138,544	$1,184,086	$1,231,449	$1,280,707	$1,331,936	$1,385,213	$1,440,622	$1,498,246	$373,851
O&M Revenue	$BRL	(+)	$25,433	$13,499	$5,417	$(3,289)	$(7,561)	$(22,714)	$(33,510)	$(45,082)	$32,806
Merchant Revenue	$BRL	(+)	$-	$-	$-	$-	$-	$-	$-	$-	$1,247,459
Gross Revenues	$BRL		$-	$-	$-	$-	$-	$-	$-	$-	$1,247,459

Brazilian Sales Taxes	$BRL	(-)	$(46,436)	$(47,566)	$(48,921)	$(50,311)	$(51,923)	$(53,206)	$(54,748)	$(56,350)	$(388,979)
Net Revenues After Tax	$BRL	(=)	$1,117,542	$1,150,019	$1,187,945	$1,227,108	$1,272,452	$1,309,293	$1,352,364	$1,396,815	$1,265,136

Operating Expenses	$BRL	(-)	$(162,807)	$(169,319)	$(176,092)	$(183,135)	$(190,461)	$(198,079)	$(206,002)	$(214,242)	$(376,568)
EBITDA	$BRL	(=)	$954,735	$980,700	$1,011,854	$1,043,972	$1,081,992	$1,111,214	$1,146,362	$1,182,572	$888,568

Brazilian Income Taxes	$BRL	(-)	$(102,641)	$(106,297)	$(110,571)	$(114,983)	$(120,092)	$(124,240)	$(129,094)	$(134,104)	$(198,793)
Operating Cash Flow Befor Capex	$BRL	(=)	$852,094	$874,403	$901,283	$928,989	$961,900	$986,974	$1,017,268	$1,048,468	$689,775

Capital Expenses	$BRL	(-)	$-	$-	$-	$-	$-	$-	$-	$-	$-
Operating Cash Flow	$BRL	(=)	$852,094	$874,403	$901,283	$928,989	$961,900	$986,974	$1,017,268	$1,048,468	$689,775

Equity Contribution	$BRL	(+)	$-	$-	$-	$-	$-	$-	$-	$-	$-

Project Returns in U.S. Dollars

Cash Flow	$USD		$157,010	$161,121	$166,074	$171,179	$177,243	$181,864	$187,446	$193,195	$127,101
Project Internal Rate of Return (IRR)%			3.86%	6.44%	8.40%	9.92%	11.12%	12.06%	12.83%	13.45%	13.78%

1-B-5

Appendix 2-A

Energea Itaguaí II S.A.

Itaguaí, RJ

30th of April, 2020
NTP Draft

1 MW (AC) Solar

Developed by Energea Geração Distribuída De Energia Do Brasil Ltda

Project Summary

The project is a solar plant constructed in the state of Rio de Janeiro. The plant has been rented by CasaShopping, a seventy thousand square meter shopping mall, housing one hundred seventy home design and furnishings stores. The 10-year rental contract will allow CasaShopping to benefit from a substantial reduction in energy costs. Prosys Engenharia has been engaged as an EPC partner.

Project Details

Project Single Purpose Entity	Energea Itaguaí II S.A.
Project Owner	Energea Portfolio 1 LLC
Energy Customer	Condomínio Shopping Da Habitação (CasaShopping)
Project Developer/Consortium Manager	Energea Geração Distribuída De Energia Do Brasil Ltda
State	Rio de Janeiro
City	Itaguaí
Coordinates	22°51’2.24” S 43°43’47.27” W
Land Status	Leased
Utility	LIGHT
Project Status	Notice to Proceed

System Details

Technology	Solar + Tracker
System Size kW (AC)	1,000
Est. Year 1 Production (MWh)	2,158
Notice to Proceed Date
Anticipated Commercial Operations Date

2-A-1

Contract Details

Initial Contract Term (Years)	10
Useful Equipment Life (Years)	25
Contract Type	Rental + O&M
Construction Deadline	NA
Rental Contract Price (per kWh)
Customer’s Tariff	B3 consumer tariff (variable)
Estimated Customer Savings
Early Termination Penalty	See Schedule in Customer Rental Agreement

Financial Details

Purchase Price (USD)	$901,152
Purchase Price (R$)	R$4,723,526
Estimated Debt (R$)	R$0
Estimated Equity (R$)	R$4,726,585
Projected Unlevered IRR (USD)	11.7%

Disclaimer

All major Energea contracts contain language ensuring that the following standards are upheld by all our partners.

Anti-Corruption

All operators and contractors must follow the rules for prevention of corruption as outlined in Brazilian law, particularly Law No. 8,429/1992 and Law No. 12,846/2013.

Any person or entity doing business with Energea agrees not to give or offer anything of value for the sake of gaining undue benefits. All people and parties will refrain from any and all fraudulent activity and use all efforts to ensure compliance.

Environmental

All operators and contractors are required to follow best industry practices both in Brazil and internationally with diligent and prudent adherence to common standards of environmental preservation.

Human Rights

All national and international human rights laws will be followed with mandatory monitoring to ensure compliance.

Permits & Interconnection

Permits

The project is in the process of applying for all needed environ- mental, installation, and operating permits.

Interconnection

The achieved Notice to Proceed status on the __st of ___, 2020 and to be operational by the 31st of December, 2020. It has received its Parecer de Acesso, or permission to interconnect, from CEMIG, the interconnecting utility.

2-A-2

Site Control

Site Summary

The project is sited on a parcel of land rented from Mitra Diocesana de Itaguaí, the catholic diocese. The site is very secure and situated in a rural area. The diocese employees a caretaker who lives onsite and monitors the land 24/7.

The land is perfectly flat with no clearing required and quality soil for trenching and post driving with little resistance which should eliminate exposure to unforeseen construction costs.

The location benefits from very high irradiance with occasional cloud cover due to its proximity to the mountains.

Lease Agreement

Parties

Energea Itaguaí I S.A.

Mitra Diocesana De Itaguaí

Term

The lease term is for 15 years and Energea has the right to renew the agreement for an additional 15 years by notifying Mitra Diocesana De Itaguaí at least twelve months prior to the end of the initial term.

Price

The project will make a monthly payment of R$4,333 which is the pro-rata portion of the R$13,000 monthly rent charged for the plot that will accommodate three solar plants.

Penalties

Delayed payments are subject to a 2% fine and 1% interest per month delayed.

Property Taxes

The project is responsible for paying all property taxes as assessed for the site.

Termination Penalties

Lessee: If the project terminates the agreement unilaterally, it shall pay Mitra Diocesana De Itaguaí an early termination penalty of R$200,000 within 20 business days.

Lessor: If Mitra Diocesana De Itaguaí terminates the agreement unilaterally, Energea will be owed an early termination penalty of R$6,000,000 within 20 business days

2-A-3

Design

Design Summary

The Itaguaí II solar project is located on a perfectly flat site allowing for a tracker based system which will greatly increase the expected captured irradiance.

The land is wide open with zero shading from trees or structures nearby. As such, the entire face of the array will be operational throughout the day.

The site is located very near the interconnection point with the utility resulting in little expected connection cost to the grid and high certainty that service will not be interrupted.

The project will employ 3960 total GCL Solar modules arranged in 264 parallel strings of 15 modules each. 23 Sungrow SG60KU and 2 Sungrow SG20KTL inverters will be used for power conversion.

GCL and Sungrow are highly regarded manufacturers upon whom Energea has relied for many past projects. The industry standard PVSyst software was used to optimize equipment selection and ensure peak production with minimal losses.

Expected useful life of the project and equipment is 25 years.

Key Assumptions

System Type:	Tracking System
Rotation Limits:	20°
Axis Azimuth:	3°
Horizon Average Height:	1.7°
PV Modules:	JAM72S09-390/PR/1500V
Inverters:	SG125HV_IEC
Array Global Power:	1310 kWp
Module Area:	6623 m2
Modules:	3360 modules
Module Size:	390 Wp

Loss Factors

Soiling Losses:	3.0%
Wiring Ohmic Loss:	1.5%
Light Induced Degradation:	2.0%
Module Mismatch Loss:	1.0%
Module Average Degradation:	0.4%
System Unavailability:	2.0%

2-A-4

	GlobHor kWh/m2	DiffHor kWh/m2	T_Amb °C	GlobInc kWh/m2	GlobEff kWh/m2	EArray MWh	E_User MWh	E_Solar MWh	E_Grid MWh	EFrGrid MWh
January	178.7	83.08	26.93	211.7	202.3	217.2	1.488	0.275	211.9	1.213
February	154.8	86.18	26.91	187.9	179.2	194.6	1.344	0.241	171.7	1.103
March	159.9	72.43	26.13	209.0	199.4	213.8	1.488	0.235	208.6	1.253
April	121.5	60.51	24.44	161.5	154.4	168.9	1.440	0.100	164.8	1.340
May	119.2	55.12	22.14	175.0	167.5	187.5	1.488	0.064	183.2	1.424
June	95.8	47.44	20.59	143.2	136.8	155.5	1.440	0.044	151.9	1.396
July	117.5	42.75	19.82	183.2	175.9	198.3	1.488	0.066	168.1	1.422
August	126.1	55.17	21.30	179.2	171.7	192.2	1.488	0.067	165.7	1.421
September	124.6	60.51	21.97	162.3	155.2	169.6	1.440	0.167	165.3	1.273
October	148.8	83.72	24.41	178.8	170.4	186.5	1.488	0.227	182.0	1.261
November	157.0	81.29	25.24	185.4	176.9	192.0	1.440	0.284	187.2	1.156
December	171.4	88.50	26.51	196.0	187.0	202.2	1.488	0.326	197.1	1.162
Year	1675.2	816.71	23.85	2173.2	2076.7	2278.2	17.520	2.097	2157.5	15.423

Customer

Customer Summary

CasaShopping (Condomínio Shopping Da Habitação) is a shopping mall specializing in home decoration located in Barra da Tijuca, Rio de Janeiro. The company was founded by Luiz Paulo Marcolini on September 28, 1984.

As of 2019, the mall is home to over one hundred seventy stores. The footprint of the mall has grown from eighteen thousand square meters when it opened to seventy thousand square meters today.

A local registry filing from 2018 recorded the company’s annual operating revenue as $3,613,649 USD and reported one hundred fifty one employees.

Energea has reviewed and assessed the company’s private financial statements and has strong confidence in the company’s creditworthiness. CasaShopping is a privately held company. Its financial statements cannot be made available here out of respect for the company’s privacy. For further due diligence, investors are encouraged to contact Energea directly.

Rental Contract Summary

Parties

Alexandria Indústria De Geradores S.A. 1

Condomínio Shopping Da Habitação – CasaShopping

1	Energea has partnered with Alexandria Indústria De Geradores S.A. to contract with the customer for this project. This does not affect the disbursement of revenue.

Purpose

The Lessee (CasaShopping) is renting this solar power plant (Itaguaí II) to provide renewable energy in the form of Consumer Units.

2-A-5

Term

The initial term for the project is for a period of 10 years beginning in the first month the Lessee receives Consumer Units from energy production of the power plant.

Construction Deadline

The project is expected to reach Commercial Operation within 20 months from execution of the contract. If construction extends beyond 20 months, CasaShopping will be entitled to a late penalty.

In the event of a delay longer than 15 months from the anticipated Commercial Operation date, CasaShopping may terminate the contract without penalty.

Payments

The Lessee will pay the Lessor R$ _____ per month. The price will be adjusted annually to account for inflation in accordance with the Extended National Consumer Price Index (IPCA).

Delayed payments are subject to a 2% fine and 1% interest per month delayed.

Termination

Energea may terminate the contract without penalty if unable to find a suitable subcontractor, secure financing, or obtain any required authorizations or licenses needed to operate the power plant.

Early Termination Penalty

In the event of unilateral termination by either party, the party responsible for termination will pay the other party, within thirty days, a fine according to the following formulas:

CASASHOPPING: If CasaShopping causes termination, the company will pay Energea a penalty equal to the 35% of the rental price in the month of termination multiplied by the number of months remaining in the agreement term.

Energea: If Energa terminates the agreement, it will pay a penalty equal to the total economic benefit of the contract to CasaShopping calculated over a period of twenty four months.

Operations & Maintenance Contract Summary

Parties

Alexandria Indústria De Geradores S.A. 1

Condomínio Shopping Da Habitação – CasaShopping

1	Energea has partnered with Alexandria Indústria De Geradores S.A. to contract with the customer for this project. This does not affect the disbursement of revenue.

Purpose

This agreement ensures adequate power will be generated by the plant to provide for consumption by the customer. Compensation will be provided to the generator if the plant overperforms and remuneration to the customer if production falls below a guaranteed level.

2-A-6

Term

The initial term for the project is for a period of 10 years. The term may be extended by written agreement from both parties at least thirty days before the end of the initial term.

Price

The effective price per hour is R$ ___ per MWh of electricity.

If the total hours generated multiplied by this effective rate exceeds the sum of the monthly lease and demand charge, the customer will pay the difference. If the lease and demand charge exceed the generation multiplied by the rate, the customer will instead receive a credit toward future payments.

Guarantees

Generation: The contractor guarantees that the plant will maintain a minimum generation of 95% of 170 MWh per month.

Consumption: The customer guarantees it will consume a minimum of 80% of 170 MWh per month.

Engineering, Procurement, and Construction

EPC Summary

Energea has designed a proprietary EPC contract to be used for all projects ensuring that construction progress and payments are properly aligned and requiring contractors to meet schedule and cost expectations or risk losing profit.

The contract establishes payment terms that make sense based on Energea’s extensive experience with the realities of project management.

The contract provides industry-leading control over the agreement’s costs, schedule, and terms.

EPC Contract

Parties

Energea Itaguaí II S.A.

Prosys Engenharia

Purpose

The Contractor will construct a solar power plant with a name- plate capacity of 1.72 MW DC connected to the grid of Rio de Janeiro.

Price

Energea will pay a fixed price of R$ 5,670,416.95 disbursed according to the agreed upon EPC Milestones & Payments schedule.

2-A-7

Payments

Payments will only be considered due upon submission of a progress report and invoice from the Contractor to Energea. Payments are subject to a 5% retention to be released upon final acceptance of the project’s completion by Energea.

Effectiveness and Term

The agreement shall begin on the execution date and remain in effect until all the Contractor’s obligations are completed.

The Contractor will only begin work upon receipt of a Notice to Proceed from Energea.

Supervision

Energea may inspect the work of the Contractor at any time. The Contractor is responsible for providing evidence to show compliance with this agreement.

Warranties

The Contractor will warranty its services and those of its sub-contractors for 48 months beginning at Provisional Acceptance of the project by Energea.

The length of the warranty will either be as determined by the manufacturer or ten years for inverters, 20 years for trackers, and 25 years for modules, whichever is longer.

Insurance

For the duration of the agreement, the Contractor will have valid Insurance for Builder’s All Risks, Labor Liability, Comprehensive General Liability (in the amount of R$5,000,000), Automobile Liability (in the amount of R$300,000),

Transportation Insurance, Environmental Liability Insurance (in the amount of R$1,000,000), as well as any other insurance required by law.

Termination

The agreement may be terminated by written agreement between the parties, by Energea if the Contractor fails to comply with the terms or modifies its corporate structure, or by the Contractor if Energea fails to pay an undisputed invoice.

Penalties

For any breach of this agreement, the Contractor will pay Energea a penalty of R$5,000 per day for the duration of the breach. If the breach cannot be remedied, the total penalty will be R$20,000 per breach.

If any person working at the project is caused to suffer permanent harm due to the Contractor’s actions, the Contractor will pay Energea a penalty of 15% of the total contract price.

In the event of delay, the Contractor will pay a penalty equal to point one percent of the total contract price per day delayed. If the delay affects Energea’s ability to certify mechanical completion or provisional acceptance, the penalty will be one percent of the total contract price per day delayed.

If the project does not achieve or maintain the performance guaranteed in the agreement, the Contractor will pay a penalty equal to the price of the MWh deficit as purchased by Energea on the energy spot market.

2-A-8

EPC Schedule

EPC Milestones & Payments

Event 1	10%	of the total value of the contract to be paid within 5 days after signing the contract.
Event 2	40%	of the total value of the contract to be paid within 5 days after purchasing the photovoltaic modules.
Event 3	15%	the total value of the contract to be paid within 5 days after purchase of the inverters.
Event 4	15%	of the total value of the contract to be paid within 5 days after purchase from the structures.
Event 5	5%	of the total value of the contract to be paid within 5 days after purchase of the transformers.
Event 6	5%	of the value of each project to be paid within 5 days after the end of the assembly of the structures.
Event 7	5%	of the value of each project to be paid within 5 days after the end of the electrification assembly.
Event 8	5%	of the value of each project to be paid within 5 days after provisional acceptance.

Asset Management

Operations & Maintenance Agreement

Parties

Energea Itaguaí II S.A.

BEI – Brasil Energia Inteligente LTDA.

Performance

The Contractor guarantees that as a result of its services the solar power plant will meet the minimum monthly generation defined in the agreement for the term of the contract.

Payments

The Contractor will receive monthly payments in return for its services. These payments will be updated annually in accordance with the Extended National Consumer Price Index (IPCA).

Termination Penalties

If the agreement is terminated due to the fault of one party, that party will pay a penalty of ten percent of the total contract value or the value of the contract as of the moment of termination, whichever is greater.

2-A-9

Warranties

Equipment

The Contractor bears responsibility for ensuring all equipment is properly functioning and will remedy any issues that arise as notified by Energea.

All warranties assume use of materials and components under normal conditions and excluding damage caused by accidents, misuse, or force majeure.

Generation

The factory warranty guarantees an eighty percent performance standard for 20 years. This includes a power loss of three percent in the first year and seven tenths of a percent degradation over the next 25 years.

Defects

The warranty on inverters and panels for defects in manufacturing will be for ten years total. An initial five-year term and a five-year extension.

Other

The structural function of the system is guaranteed for 25 years. Engineering errors are subject to a 24-month error correction guarantee.

Consumer Unit Management Agreement

Term

The term of the contract will be for one year and will renew automatically unless written notification is provided.

Penalties

The penalty for a breach by either party will be ten percent of the total value of the contract.

Price

The monthly price for the value of the contract will be deter- mined by the number of consumer units managed according to the following table:

Number of UCs per project	RS
N <50	3.000
51 < N < 100	4.000
101< N < 500	4.500
501 < N < 2.000	5.000
N > 2.001	6.000

Insurance (Operations)

General Liability and Property Insurance will be put in place by the project prior to acquisition. All insurance will be reviewed and approved by an independent consultant prior to project acquisition.

2-A-10

Appendix 2-B

Energea Itaguaí II S.A.

Financial Memo

Itaguaí, RJ

30th of April, 2020
NTP Draft

1 MW (AC) Solar

Developed by Energea Global LLC

Key Assumptions

General Info

Entity Name	Energea Itaguaí II S.A.
Project Location	Itaguaí, RJ
Installed Capacity (AC)	1,000 kW

The Itaguaí II solar project is located in Itaguaí Rio de Janeiro with an anticipated nameplate capacity of 1,000 kW (AC). The location and size of the power plant are utilized during the design phase and are taken into account when estimating the annual power generation of the facility.

Schedule

Development Start Date	30-Jul-2019
Notice to Proceed Date	31-May-2020
Commercial Operations Date	31-Dec-2020
Retirement Date	31-Dec-2030

The Development Start Date for the project reflects when Energea began any work or expenditures related to the project.

The Notice to Proceed Date reflects when the plant is eligible for interconnection to the local grid.

The Commercial Operations Date reflects when the project begins charging the customer according to the Rental and O&M Agreements.

The Retirement Date reflects the projected end of the useful life of the plant.

Third Parties

Parent Company	Energea Portfolio 1 LLC
Offtaker	Casas Pedro
EPC Contractor	Prosys Engenharia

2-B-1

The Itaguaí II solar project is owned by Energea Brasil Portfolio I LLC. The expected energy customer for the project, also known as the offtaker, is Casas Pedro a local premier grocery chain. The anticipated EPC Contractor for the project is Prosys Engenharia.

Uses of Capital and Project Economics

Project Hard Costs ($USD)	$852,279
Project Soft Costs ($USD)	$49,450
Developer Fee ($USD)	$
Total Capital Expenditures ($USD)	$901,728
Debt ($USD)	$0
Equity ($USD)	$901,152
Project Payback Period	5.6 years
Project IRR ($USD)	11.7%

The total for expected Capital Expenditures for the project is $901,728 (USD) and is split between hard costs directly related to construction of the project and soft costs covering all other expenses needed for development of the project.

Energea does not anticipate taking on debt for the project. There is a slight difference between the total equity value of the project and the total Capital Expenditures which reflects all other expenses paid for with contributions from the project.

With the current assumption set, the financial model shows a project payback period of 5.6 years and an IRR of 11.7%.

Revenue Contract

Contract Type	Rental
Contract Term	10 years
Target Fixed Rate ($BRL / kWh)	$0.4920
Rental Portion of Fixed Rate	90%
Rental Revenue Price ($BRL / kWh)	$0.4428
O&M Portion of Fixed Rate	10%
O&M Revenue Price ($BRL / kWh)	$0.0492
Rental Contract Inflation Index	IPCA
Rental Contract Readjustment Month	May
O&M Contract Inflation Index	IPCA
O&M Contract Readjustment Month	May
Demand Charge Price ($BRL per kW)	$34.67
Demand Charge Readjustment Month	April
Demand Charge Inflation Index	IPCA

2-B-2

The revenue contracts for this project are split between a Rental Revenue contract for the power plant and an Operations and Maintenance agreement with a performance guarantee.

The Operations and Maintenance agreement works in tandem with the Rental Revenue Contract to achieve the full targeted fixed price.

The effective result of the set of contracts is that Energea will be paid based on the performance of the power plant at a rate of $0.4920 (BRL) per kilowatt hour.

All contracts will be updated annually to account for inflation according to the Extended National Consumer Price Index (IPCA) which is the reference for the Brazilian inflation-targeting system published by the Central Bank of Brazil.

The demand charge is a payment made to the utility company for access to the grid. It is calculated at a price of $34.67 Brazilian Reals per kW (AC) based on the project’s system size. It is updated annually for inflation by the utility company.

Operating Expenses

Expense	Unit (Monthly)	Price	Inflation	Readjusted	Start Date
O&M	$BRL / kW	$4.00	IPCA	May	01-Jan-2021
Land or Roof Rental	$BRL	$4,333.33	IPCA	Jan	05-Jun-2019
Insurance – GL & Property	$BRL	$2390.56	IPCA	May	01-Jan-2021
Banking Fees	$BRL	$100.00	IPCA	May	01-Jan-2021
Utilities	$BRL	$300.00	IPCA	May	01-Jan-2021

Expense

This field displays the name of the expense being calculated.

Unit (Monthly)

This field lists the unit that corresponds to the expense price. Most expenses are charged in Brazilian Reals (BRL) but some are charged per kilowatt in which case the price is multiplied by the total system size in kilowatts. All expenses are charged on a monthly basis.

Price

This is the total monthly price and corresponds to the proceeding unit.

Inflation

This field is the inflation index that is used to adjust the price annually. All expenses here are tied to the IPCA index as published by the Central Bank of Brazil.

2-B-3

Readjusted

This field displays the month in which the price will be adjusted to account for inflation. In most cases, the inflation readjustment month corresponds to the month of the start date for the expense when the contract was signed.

Start Date

This field shows the date the expense begins to be charged to the project.

Taxes on Demand Charge

PIS / COFINS Tax Rate	3.01%
Power Circulation Tax (ICMS)	25.00%

The PIS / COFINS is a federal tax in Brazil and the ICMS is a state level tax. The project is only responsible for a tax rate commensurate with what the energy customer pays. The demand charge is increased by these percentages to calculate the total payment owed by the project. This is a payment made to the utility for generating energy and using the grid.

Taxes on Revenue

PIS / COFINS on Presumed Profit	3.65%
PIS / COFINS on Real Profit	9.25%
Services Tax – Municipal (ISS)	5.00%
Power Circulation Tax (ICMS)	30.00%

The project can elect between either a Presumed Profit or Real Profit tax basis each year in January. Each year the model calculates the more profitable basis tax rate for PIS / COFINS changes accordingly.

The ISS is a municipal tax and is only paid on services such as Operations and Maintenance. The ICMS is a tax on revenue paid to the state.

All income taxes are charged in the same manner regardless of election between Real or Presumed Profit tax basis.

Taxes on Profit

Social Contribution Tax (CSLL)	9.00%
Income Tax (IRPJ)	15.00%
Additional Income Tax (IRPJ)	10.00%
Additional Income Tax Threshold ($BRL)	240,000
Net Operating Loss Write-Off Limit	30% Annually

2-B-4

The CSLL is a fixed rate paid on taxable income to the federal government in Brazil. The IRPJ is charged at 15% for all taxable income. There is an additional tax of 10% on all income that exceeds the additional income tax threshold.

A maximum of 30% of the total taxes owed by the project can be written off with Accumulated Net Operating Losses.

Presumed Profit

Presumed Profit on Revenue	32.00%

This rate is multiplied by the project’s revenue in order to determine taxable income for the Presumed Profit basis.

Depreciation

Project Hard Cost Depreciable Life	25 years
Overall Equipment Depreciation	10.00%
Construction Related Depreciation	4.00%
Land Depreciation	0.00%

The eligible depreciable costs are accounted for linearly over the depreciable life of the project. All equipment depreciates at a rate of 10% annually. All construction related costs depreciate at a rate of 4% annually. There is no depreciation accounted for with land assets.

2-B-5

CASH FLOWS

Date			12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027
Year			2019	2020	2021	2022	2023	2024	2025	2026	2027
Quarter			4	4	4	4	4	4	4	4	4

Brazilian REAL/U.S. Dollar Exchange Rate			4.03	5.43	5.43	5.43	5.43	5.43	5.43	5.43	5.43

Energea Itaguaí II S.A.

Proforma

Rental Revenue	$BRL	(+)	$-	$-	$720,942	$1,012,240	$1,047,478	$1,086,952	$1,121,677	$1,160,725	$1,201,132
O&M Revenue	$BRL	(+)	$-	$-	$80,105	$112,471	$116,386	$120,772	$124,631	$128,969	$133,459
Merchant Revenue	$BRL	(+)	$-	$-	$-	$-	$-	$-	$-	$-	$-
Gross Revenues	$BRL		$-	$-	$801,046	$1,124,711	$1,163,865	$1,207,724	$1,246,308	$1,289,694	$1,334,591

Brazilian Sales Taxes	$BRL	(-)	$-	$-	$(33,243)	$(46,676)	$(48,300)	$(50,121)	$(51,722)	$(53,522)	$(55,386)
Net Revenues After Tax	$BRL	(=)	$-	$-	$767,803	$1,078,036	$1,115,564	$1,157,604	$1,194,586	$1,236,172	$1,279,205

Operating Expenses	$BRL	(-)	$-	$(200)	$(93,499)	$(128,655)	$(133,801)	$(139,153)	$(144,719)	$(150,508)	$(156,528)
EBITDA	$BRL	(=)	$-	$(200)	$674,304	$949,381	$981,763	$1,018,450	$1,049,867	$1,085,664	$1,122,677

Brazilian Income Taxes	$BRL	(-)	$-	$-	$(69,154)	$(98,369)	$(102,628)	$(107,400)	$(111,598)	$(116,319)	$(121,203)
Operating Cash Flow Befor Capex	$BRL	(=)	$-	$(200)	$605,151	$851,012	$879,135	$911,050	$938,268	$969,345	$1,001,473

Capital Expenses	$BRL	(-)	$-	$(4,506,209)	$(474,801)	$-	$-	$-	$-	$-	$-
Operating Cash Flow	$BRL	(=)	$-	$(4,506,409)	$130,350	$851,012	$879,135	$911,050	$938,268	$969,345	$1,001,473

Equity Contribution	$BRL	(+)	$-	$4,506,409	$474,921	$-	$-	$-	$-	$-	$-

Project Returns in U.S. Dollars

Cash Flow	$USD		$-	$(830,785)	$24,019	$156,811	$161,993	$167,874	$172,889	$178,615	$184,535
Project Internal Rate of Return (IRR)%			NA	NA	-89.80%	-55.98%	-31.15%	-15.55%	-5.63%	0.97%	5.53%

Date			12/31/2028	12/31/2029	12/31/2030	12/31/2031	12/31/2032	12/31/2033	12/31/2034	12/31/2035	12/31/2036
Year			2028	2029	2030	2031	2032	2033	2034	2035	2036
Quarter			4	4	4	4	4	4	4	4	4

Brazilian REAL/U.S. Dollar Exchange Rate			5.43	5.43	5.43	5.43	5.43	5.43	5.43	5.43	5.43

Energea Itaguaí II S.A.

Proforma

Rental Revenue	$BRL	(+)	$1,246,396	$1,286,215	$1,330,990	$362,212	$-	$-	$-	$-	$-
O&M Revenue	$BRL	(+)	$138,488	$142,913	$147,888	$40,246	$-	$-	$-	$-	$-
Merchant Revenue	$BRL	(+)	$-	$-	$-	$902,800	$1,270,425	$1,311,012	$1,356,651	$1,403,878	$1,456,783
Gross Revenues	$BRL		$1,384,884	$1,429,127	$1,478,878	$1,305,257	$1,270,425	$1,311,012	$1,356,651	$1,403,878	$1,456,783

Brazilian Sales Taxes	$BRL	(-)	$(57,473)	$(59,309)	$(61,373)	$(320,494)	$(391,592)	$(393,304)	$(406,995)	$(472,405)	$(490,207)
Net Revenues After Tax	$BRL	(=)	$1,327,411	$1,369,819	$1,417,505	$984,763	$878,833	$917,708	$949,655	$931,473	$966,575

Operating Expenses	$BRL	(-)	$(162,790)	$(169,301)	$(176,073)	$(183,116)	$(190,441)	$(198,058)	$(205,981)	$(214,220)	$(222,789)
EBITDA	$BRL	(=)	$1,164,622	$1,200,518	$1,241,432	$801,647	$688,392	$719,650	$743,675	$717,253	$743,787

Brazilian Income Taxes	$BRL	(-)	$(126,675)	$(131,489)	$(136,902)	$(118,012)	$(140,379)	$(146,172)	$(152,905)	$(128,742)	$(134,498)
Operating Cash Flow Befor Capex	$BRL	(=)	$1,037,947	$1,069,029	$1,104,530	$683,635	$548,013	$573,478	$590,769	$588,511	$609,289

Capital Expenses	$BRL	(-)	$-	$-	$-	$-	$-	$-	$-	$-	$-
Operating Cash Flow	$BRL	(=)	$1,037,947	$1,069,029	$1,104,530	$683,635	$548,013	$573,478	$590,769	$588,511	$609,289

Equity Contribution	$BRL	(+)	$-	$-	$-	$-	$-	$-	$-	$-	$-

Project Returns in U.S. Dollars

Cash Flow	$USD		$191,256	$196,983	$203,525	$125,969	$100,979	$105,671	$108,857	$108,441	$112,270
Project Internal Rate of Return (IRR)%			8.79%	11.17%	12.95%	13.80%	14.34%	14.80%	15.19%	15.50%	15.77%

2-B-6

Appendix 3-A

Energea Palmas S.A.

Palmas de Monte Alto, BA

30th of April, 2020
NTP Draft

5 MW (AC) Solar

Developed by Energea Geração Distribuída De Energia Do Brasil Ltda

Project Summary

The project is a 5MW solar plant constructed in city of Palmas de Monte Alto in the state of Bahia. The plant has been rented by Telefónica. The 20-year rentral contract will allow Telefónica to benefit from a substantial reduction in energy costs. Prosys Engenharia has been engaged as an EPC partner.

Project Details

Project Single Purpose Entity	Energea Palmas S.A.
Project Owner	Energea Global Portfolio 1 LLC
Energy Customer	Telefonica Brasil S.A.
Project Developer/Consortium Manager	Gera Energia Brasil S.A.
State	Bahia
City	Palmas de Monte Alto
Coordinates
Land Status	Owned
Utility	COELBA
Project Status	Notice to Proceed

System Details

Technology	Solar + Tracker
System Size kW (AC)	5,000
Est. Year 1 Production (MWh)	11,094
Notice to Proceed Date
Anticipated Commercial Operations Date

3-B-1

Contract Details

Initial Contract Term (Years)	20
Useful Equipment Life (Years)	25
Contract Type	Rental + O&M – Fixed 15% discount off subscriber’s electric rate
Construction Deadline	NA
Rental Contract Price (per kWh)
Customer’s Tariff	B3 consumer tariff (variable)
Estimated Customer Savings	18.5%
Early Termination Penalty	NA

Financial Details

Purchase Price (USD)	$7,421,183
Purchase Price (R$)	R$39,071,054
Estimated Debt (R$)	R$16,794,400
Estimated Equity (R$)	R$22,276,654
Projected Unlevered IRR (USD)	16.3%

Disclaimer

All major Energea contracts contain language ensuring that the following standards are upheld by all our partners.

Anti-Corruption

All operators and contractors must follow the rules for prevention of corruption as outlined in Brazilian law, particularly Law No. 8,429/1992 and Law No. 12,846/2013.

Any person or entity doing business with Energea agrees not to give or offer anything of value for the sake of gaining undue benefits. All people and parties will refrain from any and all fraudulent activity and use all efforts to ensure compliance.

Environmental

All operators and contractors are required to follow best industry practices both in Brazil and internationally with diligent and prudent adherence to common standards of environmental preservation.

Human Rights

All national and international human rights laws will be followed with mandatory monitoring to ensure compliance.

Permits & Interconnection

Permits

The project has received an environmental permit required to perform the installation of the project (“LI”) .

Interconnection

The achieved Notice to Proceed status on the __st of ___, 2020 and to be operational by the 31st of December, 2020. It has received its Parecer de Acesso, or permission to interconnect, from CEMIG, the interconnecting utility.

3-B-2

Site Control

Site Summary

Energea is in negotiations with Edena Empresa De Desenvolvimento De Energias Renováveis E Partipações Ltda and Ferreli Consulting Ltda who are brokering the sale of the land.

This project is expected to have a footprint of 33,114 square meters.

Land & Assets Purchase Contract

Parties

Energea Palmas S.A.

Ferrelli Consulting Ltda.

Edena Empresa De Desenvolvimento De Energias Renováveis

E Participações Ltda.

Purpose

The consultants are responsible for the survey and documentation of all land, successful commercial purchase of the land from the owner for a purchase with a ceiling price of R$ 10,000 per hectare, and support in obtaining and transferring the title to Energea Palmas S.A.

Price and Services

Energea will pay Edena a total of R$ 350,000 and Ferrelli a total price of $273,000 for signing of the contract, negotiation and signing of the purchase and sale of the land, conclusion of the environmental studies at the site, receipt of the access opinion by the interconnecting utility, and successfully obtaining a construction permit.

Design

Design Summary

The Palmas solar project is located on a large, flat site allowing for a tracker based system which will greatly increase the expected captured irradiance.

The land is wide open with zero shading from trees or structures nearby. As such, the entire face of the array will be operational throughout the day.

The site is located very near the interconnection point with the utility resulting in a negligible connection cost to the grid and high degree of certainty that service will not be interrupted.

3-B-3

The project will employ 16,800 total JA Solar modules arranged in 600 parallel strings of 28 modules each. 40 Sungrow SG125HV_IEC inverters will be used for power conversion.

JA Solar and Sungrow are highly regarded manufacturers upon whom Energea has relied for many past projects. The industry standard PVSyst software was used to optimize equipment selection and ensure peak production with minimal losses.

Expected useful life of the project and equipment is 25 years.

Key Assumptions

System Type:	Tracking System
Rotation Limits:	20°
Axis Azimuth:	3°
PV Modules:	JAM72S09-390/PR/1500V
Inverters:	SG125HV_IEC
Array Global Power:	6552 kWp
Module Area:	33114 m2
Modules:	16800 modules
Module Size:	390 Wp

Loss Factors

Soiling Losses:	3.0%
Wiring Ohmic Loss:	1.5%
Light Induced Degradation:	2.0%
Module Mismatch Loss:	1.0%
Module Average Degradation:	0.4%
Transformer Losses:	1.1%
System Unavailability:	2.0%

	GlobHor kWh/m2	DiffHor kWh/m2	T_Amb °C	GlobInc kWh/m2	GlobEff kWh/m2	EArray MWh	E_Grid MWh	PR
January	167.6	91.09	25.41	190.7	181.8	988	860	0.689
February	161.5	77.74	25.44	197.2	188.4	1016	946	0.732
March	161.1	71.12	25.29	209.4	199.8	1072	1046	0.763
April	131.9	60.23	24.34	173.1	165.5	883	861	0.759
May	120.7	56.89	23.50	166.2	159.0	877	856	0.786
June	113.3	49.87	21.90	161.2	154.4	857	837	0.792
July	127.4	51.95	21.62	184.4	176.8	984	906	0.750
August	143.9	60.12	22.33	195.3	187.1	1021	997	0.780
September	154.7	63.84	23.08	203.6	194.9	1038	1014	0.760
October	159.2	91.93	24.52	186.9	178.1	974	951	0.777
November	150.3	88.33	24.35	166.7	158.5	876	856	0.783
December	167.2	76.80	25.10	190.8	181.3	986	962	0.770
Year	1758.7	839.91	23.90	2225.3	2125.5	11571	11094	0.761

3-B-4

Customer

Customer Summary

Telefônica Brasil is a subsidiary of the Spanish communications company Telefónica, with headquarters in São Paulo, Brazil. The company was founded in 1998 and currently has more than 90 million customers.

Telefónica is listed on the Sao Paulo stock exchange, New York, and Frankfurt. In 2019, the company had revenues of $11.1 billion (USD) and net income of $1.2 billion (USD). The company has assets in excess of $24 billion (USD).

Energea has reviewed and assessed the company’s statements and has strong confidence in the company’s creditworthiness. Telefônica is a publicly listed company. Its financial statements and other regulatory filings needed for due diligence are a matter of public record.

Rental Contract Summary

Parties

Energea Palmas S.A.

Teleónica Brasil S.A.

Purpose

The Lessee (Telefónica) is renting this solar power plant (Palmas) to provide renewable energy credits in the form of Consumer Units.

Term

The initial term for the project is for a period of 20 years beginning in the first month the Lessee receives Consumer Units from energy production of the power plant.

Construction Deadline

The project is expected to reach Commercial Operation within ___ months from execution of the contract. If construction extends beyond ___ months, Telefónica will be entitled to a late penalty.

In the event of a delay longer than ___ months from the anticipated Commercial Operation date, Telefónica may terminate the contract without penalty.

Payments

The Lessee will pay the Lessor R$ 161,842.27 per month. The price will be adjusted annually to account for inflation in accordance with the Extended National Consumer Price Index (IPCA).

Delayed payments are subject to a 2% fine and 1% interest per month delayed.

Termination

Energea may terminate the contract without penalty if unable to find a suitable subcontractor, secure financing, or obtain any required authorizations or licenses needed to operate the power plant.

Early Termination Penalty

In the event of unilateral termination by either party, the party responsible for termination will pay the other party, within thirty days, a fine according to the following formulas:

3-B-5

Telefónica: If Telefónica causes termination, the company will pay Energea a penalty equal to the 50% of the rental price in the month of termination multiplied by the number of months remaining in the agreement term.

Energea: If Energea terminates the agreement, it will pay a penalty equal total economic benefit of the contract to Telefónica calculated over a period of twenty four months.

Operations & Maintenance Contract Summary

Parties

Energea Palmas S.A.

Teleónica Brasil S.A.

Purpose

This agreement ensures adequate power will be generated by the plant to provide for consumption by the customer. Compensation will be provided to the generator if the plant overperforms and remuneration to the customer if production falls below a guaranteed level.

Term

The initial term for the contract is for a period of 20 years.

Price

The effective price per hour is R$ ___ per MWh of electricity.

If the total hours generated multiplied by this effective rate exceeds the sum of the monthly lease and demand charge, the customer will pay the difference. If the lease and demand charge exceed the generation multiplied by the rate, the customer will instead receive a credit toward future payments.

Guarantees

Generation: The contractor guarantees that the plant will maintain a minimum generation of __% of __ MWh per month.

Consumption: The customer guarantees it will consume a minimum of __ of __ MWh per month.

Engineering, Procurement, and Construction

EPC Summary

Energea has designed a proprietary EPC contract to be used for all projects ensuring that construction progress and payments are properly aligned and requiring contractors to meet schedule and cost expectations or risk losing profit.

The contract establishes payment terms that make sense based on Energea’s extensive experience with the realities of project management.

The contract provides industry-leading control over the agreement’s costs, schedule, and terms.

3-B-6

EPC Contract

Parties

Energea Palmas S.A.

Prosys Engenharia

Purpose

The Contractor will construct a solar power plant with a name- plate capacity of 6.5 MW DC connected to the grid of Bahia.

Price

Energea will pay a fixed price of R$ 21,063,366.71 disbursed according to the agreed upon EPC Milestones & Payments schedule.

Payments

Payments will only be considered due upon submission of a progress report and invoice from the Contractor to Energea. Payments are subject to a 5% retention to be released upon final acceptance of the project’s completion by Energea.

Effectiveness and Term

The agreement shall begin on the execution date and remain in effect until all the Contractor’s obligations are completed.

The Contractor will only begin work upon receipt of a Notice to Proceed from Energea.

Supervision

Energea may inspect the work of the Contractor at any time. The Contractor is responsible for providing evidence to show compliance with this agreement.

Warranties

The Contractor will warranty its services and those of its sub-contractors for 48 months beginning at Provisional Acceptance of the project by Energea.

The length of the warranty will either be as determined by the manufacturer or ten years for inverters, 20 years for trackers, and 25 years for modules, whichever is longer.

Insurance

For the duration of the agreement, the Contractor will have valid Insurance for Builder’s All Risks, Labor Liability, Comprehensive General Liability (in the amount of R$5,000,000), Automobile Liability (in the amount of R$300,000),

Transportation Insurance, Environmental Liability Insurance (in the amount of R$1,000,000), as well as any other insurance required by law.

Termination

The agreement may be terminated by written agreement between the parties, by Energea if the Contractor fails to comply with the terms or modifies its corporate structure, or by the Contractor if Energea fails to pay an undisputed invoice.

Penalties

For any breach of this agreement, the Contractor will pay Energea a penalty of R$5,000 per day for the duration of the breach. If the breach cannot be remedied, the total penalty will be R$20,000 per breach.

If any person working at the project is caused to suffer permanent harm due to the Contractor’s actions, the Contractor will pay Energea a penalty of 15% of the total contract price.

3-B-7

In the event of delay, the Contractor will pay a penalty equal to point one percent of the total contract price per day delayed. If the delay affects Energea’s ability to certify mechanical completion or provisional acceptance, the penalty will be one percent of the total contract price per day delayed.

If the project does not achieve or maintain the performance guaranteed in the agreement, the Contractor will pay a penalty equal to the price of the MWh deficit as purchased by Energea on the energy spot market.

EPC Schedule

EPC Milestones & Payments

Event 1	10%	of the total value of the contract to be paid within 5 days after signing the contract.
Event 2	40%	of the total value of the contract to be paid within 5 days after purchasing the photovoltaic modules.
Event 3	15%	the total value of the contract to be paid within 5 days after purchase of the inverters.
Event 4	15%	of the total value of the contract to be paid within 5 days after purchase from the structures.
Event 5	5%	of the total value of the contract to be paid within 5 days after purchase of the transformers.
Event 6	5%	of the value of each project to be paid within 5 days after the end of the assembly of the structures.
Event 7	5%	of the value of each project to be paid within 5 days after the end of the electrification assembly.
Event 8	5%	of the value of each project to be paid within 5 days after provisional acceptance.

Asset Management

Operations & Maintenance Agreement

Parties

Energea Palmas S.A.

BEI – Brasil Energia Inteligente LTDA.

Performance

The Contractor guarantees that as a result of its services the solar power plant will meet the minimum monthly generation defined in the agreement for the term of the contract.

Payments

The Contractor will receive monthly payments in return for its services. These payments will be updated annually in accordance with the Extended National Consumer Price Index (IPCA).

3-B-8

Termination Penalties

If the agreement is terminated due to the fault of one party, that party will pay a penalty of ten percent of the total contract value or the value of the contract as of the moment of termination, whichever is greater.

Warranties

Equipment

The Contractor bears responsibility for ensuring all equipment is properly functioning and will remedy any issues that arise as notified by Energea.

All warranties assume use of materials and components under normal conditions and excluding damage caused by accidents, misuse, or force majeure.

Generation

The factory warranty guarantees an eighty percent performance standard for 20 years. This includes a power loss of three percent in the first year and seven tenths of a percent degradation over the next 25 years.

Defects

The warranty on inverters and panels for defects in manufacturing will be for ten years total. An initial five-year term and a five-year extension.

Other

The structural function of the system is guaranteed for 25 years. Engineering errors are subject to a 24-month error correction guarantee.

Consumer Unit Management Agreement

Term

The term of the contract will be for one year and will renew automatically unless written notification is provided.

Penalties

The penalty for a breach by either party will be ten percent of the total value of the contract.

Price

The monthly price for the value of the contract will be deter- mined by the number of consumer units managed according to the following table:

Number of UCs per project	RS
N <50	3.000
51 < N < 100	4.000
101< N < 500	4.500
501 < N < 2.000	5.000
N > 2.001	6.000

Insurance (Operations)

General Liability and Property Insurance will be put in place by the project prior to acquisition. All insurance will be reviewed and approved by an independent consultant prior to project acquisition.

3-B-9

Appendix 3-B

Energea Palmas S.A.

Financial Memo

Palmas de Monte Alto, BA

30th of April, 2020
NTP Draft

5 MW (AC) Solar

Developed by Energea Global LLC

Key Assumptions

General Info

Entity Name	Energea Palmas S.A.
Project Location	Palmas de Monte Alto, BA
Installed Capacity (AC)	5,000 kW

The Palmas solar project is located in Palmas de Monte Alto, Bahia with an anticipated nameplate capacity of 6,400 kW (DC). The location and size of the power plant are utilized during the design phase and are taken into account when estimating the annual power generation of the facility.

Schedule

Development Start Date	30-Oct-2019
Notice to Proceed Date	28-May-2020
Commercial Operations Date	30-Nov-2020
Retirement Date	30-Nov-2040

The Development Start Date for the project reflects when Energea began any work or expenditures related to the project.

The Notice to Proceed Date reflects when the plant is eligible for interconnection to the local grid.

The Commercial Operations Date reflects when the project begins charging the customer according to the Rental and O&M Agreements.

The Retirement Date reflects the projected end of the useful life of the plant.

Third Parties

Parent Company	Energea Portfolio 1 LLC
Offtaker	Telefonica Brasil
EPC Contractor	Prosys Engenharia

3-B-10

The Palmas solar project is owned by Energea Brasil Portfolio I LLC. The expected energy customer for the project, also known as the offtaker, is Telefonica, a subsidiary of the Spanish communications company. The anticipated EPC Contractor for the project is Prosys Engenharia.

Uses of Capital and Project Economics

Project Hard Costs ($USD)	$4,142,274
Project Soft Costs ($USD)	$195,765
Developer Fee ($USD)	$
Total Capital Expenditures ($USD)	$4,338,039
Debt ($USD)	$3,167,157
Equity ($USD)	$4,254,026
Project Payback Period	4.3 years
Project IRR ($USD)	16.3%

The total for expected Capital Expenditures for the project is $4,142,274 (USD) and is split between hard costs directly related to construction of the project and soft costs covering all other expenses needed for development of the project.

There is a slight difference between the total equity value of the project and the total Capital Expenditures which reflects all other expenses paid for with contributions from the project.

With the current assumption set, the financial model shows a project payback period of 4.4 years and an IRR of 16.3%.

Financial Assumptions

Loan Term	156 Months
Fixed Interest Rate Spread	8.5%
Variable Rate Index	IPCA

The project is expected to take on sculpted debt in the amount of $3,167,157 ($USD).

The loan will have a fixed rate spread of 8.5% above the IPCA inflation index. The term will be 156 months, which includes a 3 month grace period (during which interest accrues) and 9 month interest only period.

3-B-11

Revenue Contract

Contract Type	Rental
Contract Term	20 years
Fixed Monthly Rental Payment ($BRL)	R$161,842
Fixed Monthly O&M Payment ($BRL)	$25,689
Fixed Monthly Land Rental ($BRL)	$17,982
Target Fixed Rate ($BRL / kWh)	$0.4886
Rental Contract Inflation Index	IPCA
Rental Contract Readjustment Month	May
O&M Contract Inflation Index	IPCA
O&M Contract Readjustment Month	May
Demand Charge Price ($BRL per kW)	$34.67
Demand Charge Readjustment Month	April
Demand Charge Inflation Index	IPCA

The revenue contracts for this project are split between a fixed price equipment rental contract for the power plant, an Operations and Maintenance agreement with a performance guarantee, and a Land Rental agreement.

The targeted total fixed rate for the project at the Commercial Operations date is $0.4653.

All contracts will be updated annually to account for inflation according to the Extended National Consumer Price Index (IPCA) which is the reference for the Brazilian inflation-targeting system published by the Central Bank of Brazil.

The demand charge is a payment made to the utility company for access to the grid. It is calculated at a price of $34.67 Brazilian Reals per kW (AC) based on the project’s system size. It is updated annually for inflation by the utility company.

Operating Expenses

Expense	Unit (Monthly)	Price	Inflation	Readjusted	Start Date
O&M	$BRL / kW	$4.00	IPCA	May	30-Nov-2020
Insurance – GL & Property	$BRL	$2390.56	IPCA	May	01-Dec-2020
Misc. Fees	$BRL	$200.00	IPCA	May	30-Nov-2020
Banking Fees	$BRL	$100.00	IPCA	May	30-Nov-2020
Security	$BRL	$8,000.00	IPCA	May	30-Nov-2020
Technical Services Reserve	$BRL	$4,000.00	IPCA	May	30-Nov-2020
Travel	$BRL	$2,000.00	IPCA	May	30-Nov-2020
Utilities	$BRL	$500.00	IPCA	May	30-Nov-2020

3-B-12

Expense

This field displays the name of the expense being calculated.

Unit (Monthly)

This field lists the unit that corresponds to the expense price. Most expenses are charged in Brazilian Reals (BRL) but some are charged per kilowatt in which case the price is multiplied by the total system size in kilowatts. All expenses are charged on a monthly basis.

Price

This is the total monthly price and corresponds to the proceeding unit.

Inflation

This field is the inflation index that is used to adjust the price annually. All expenses here are tied to the IPCA index as published by the Central Bank of Brazil.

Readjusted

This field displays the month in which the price will be adjusted to account for inflation. In most cases, the inflation readjustment month corresponds to the month of the start date for the expense when the contract was signed.

Start Date

This field shows the date the expense begins to be charged to the project.

Taxes on Demand Charge

PIS / COFINS Tax Rate	3.17%
Power Circulation Tax (ICMS)	25.00%

The PIS / COFINS is a federal tax in Brazil and the ICMS is a state level tax. The project is only responsible for a tax rate commensurate with what the energy customer pays. The demand charge is increased by these percentages to calculate the total payment owed by the project. This is a payment made to the utility for generating energy and using the grid.

Taxes on Revenue

PIS / COFINS on Presumed Profit	3.65%
PIS / COFINS on Real Profit	9.25%
Services Tax – Municipal (ISS)	5.00%
Power Circulation Tax (ICMS)	25.00%

The project can elect between either a Presumed Profit or Real Profit tax basis each year in January. Each year the model calculates the more profitable basis tax rate for PIS / COFINS changes accordingly.

The ISS is a municipal tax and is only paid on services such as Operations and Maintenance. The ICMS is a tax on revenue paid to the state.

All income taxes are charged in the same manner regardless of election between Real or Presumed Profit tax basis.

3-B-13

Taxes on Profit

Social Contribution Tax (CSLL)	9.00%
Income Tax (IRPJ)	15.00%
Additional Income Tax (IRPJ)	10.00%
Additional Income Tax Threshold ($BRL)	240,000
Net Operating Loss Write-Off Limit	30% Annually

The CSLL is a fixed rate paid on taxable income to the federal government in Brazil. The IRPJ is charged at 15% for all taxable income. There is an additional tax of 10% on all income that exceeds the additional income tax threshold.

A maximum of 30% of the total taxes owed by the project can be written off with Accumulated Net Operating Losses.

Presumed Profit

Presumed Profit on Revenue	32.00%

This rate is multiplied by the project’s revenue in order to determine taxable income for the Presumed Profit basis.

Depreciation

Project Hard Cost Depreciable Life	25 years
Overall Equipment Depreciation	10.00%
Construction Related Depreciation	4.00%
Land Depreciation	0.00%

The eligible depreciable costs are accounted for linearly over the depreciable life of the project. All equipment depreciates at a rate of 10% annually. All construction related costs depreciate at a rate of 4% annually. There is no depreciation accounted for with land assets.

3-B-14

CASH FLOWS

Date			12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027
Year			2019	2020	2021	2022	2023	2024	2025	2026	2027
Quarter			4	4	4	4	4	4	4	4	4

Brazilian REAL/U.S. Dollar Exchange Rate			4.03	5.30	5.30	5.30	5.30	5.30	5.30	5.30	5.30

Energea Palmas S.A.

Proforma

Rental Revenue	$BRL	(+)	$-	$-	$1,345,275	$2,066,920	$2,149,597	$2,235,581	$2,325,004	$2,418,004	$2,514,724
O&M Revenue	$BRL	(+)	$-	$-	$213,536	$328,083	$341,206	$354,854	$369,048	$383,810	$399,163
Land Rental Revenue	$BRL	(+)	$-	$-	$149,475	$229,658	$238,844	$248,398	$258,334	$268,667	$279,414
Energy Management Revenue	$BRL	(+)	$-	$-	$1,582,483	$1,999,511	$2,042,683	$2,108,410	$2,130,334	$2,174,759	$2,219,540
Gross Revenues	$BRL		$-	$-	$3,290,768	$4,624,172	$4,772,329	$4,947,243	$5,082,720	$5,245,240	$5,412,841

Brazilian Sales Taxes	$BRL	(-)	$-	$-	$(10,677)	$(185,186)	$(191,250)	$(198,317)	$(203,972)	$(210,642)	$(217,527)
Net Revenues After Tax	$BRL	(=)	$-	$-	$3,280,092	$4,438,985	$4,581,079	$4,748,926	$4,878,748	$5,034,598	$5,195,314

Operating Expenses	$BRL	(-)	$-	$(800)	$(448,249)	$(673,211)	$(699,035)	$(726,517)	$(753,705)	$(782,630)	$(812,668)
EBITDA	$BRL	(=)	$-	$(800)	$2,831,842	$3,765,775	$3,882,044	$4,022,409	$4,125,043	$4,251,969	$4,382,645

Brazilian Income Taxes	$BRL	(-)	$-	$-	$(489,074)	$(479,110)	$(495,229)	$(514,260)	$(529,000)	$(546,682)	$(564,917)
Operating Cash Flow Befor Capex	$BRL	(=)	$-	$(800)	$2,342,768	$3,286,665	$3,386,815	$3,508,149	$3,596,043	$3,705,287	$3,817,728

Capital Expenses	$BRL	(-)	$-	$(17,007,841)	$(7,001,143)	$-	$-	$-	$-	$-	$-
Operating Cash Flow	$BRL	(=)	$-	$(17,008,641)	$(4,658,375)	$3,286,665	$3,386,815	$3,508,149	$3,596,043	$3,705,287	$3,817,728

Equity Contribution	$BRL	(+)	$-	$17,008,641	$7,005,142	$-	$-	$-	$-	$-	$-

Project Returns in U.S. Dollars

Cash Flow	$USD		$-	$(3,209,171)	$(878,939)	$620,125	$639,022	$661,915	$678,499	$699,111	$720,326
Project Internal Rate of Return (IRR)%			NA	NA	-94.72%	-64.60%	-39.55%	-23.19%	-12.58%	-5.41%	-0.39%

Date			12/31/2028	12/31/2029	12/31/2030	12/31/2031	12/31/2032	12/31/2033	12/31/2034	12/31/2035	12/31/2036
Year			2028	2029	2030	2031	2032	2033	2034	2035	2036
Quarter			4	4	4	4	4	4	4	4	4

Brazilian REAL/U.S. Dollar Exchange Rate			5.30	5.30	5.30	5.30	5.30	5.30	5.30	5.30	5.30

Energea Palmas S.A.

Proforma

Rental Revenue	$BRL	(+)	$2,615,313	$2,719,926	$2,828,723	$2,941,872	$3,059,547	$3,181,928	$3,309,206	$3,441,574	$3,579,237
O&M Revenue	$BRL	(+)	$415,129	$431,734	$449,004	$466,964	$485,642	$505,068	$525,271	$546,282	$568,133
Land Rental Revenue	$BRL	(+)	$290,590	$302,214	$314,302	$326,875	$339,950	$353,548	$367,689	$382,397	$397,693
Energy Management Revenue	$BRL	(+)	$2,289,998	$2,310,030	$2,355,659	$2,401,485	$2,476,533	$2,493,529	$2,539,636	$2,585,722	$2,665,056
Gross Revenues	$BRL		$5,611,030	$5,763,904	$5,947,688	$6,137,195	$6,361,671	$6,534,072	$6,741,802	$6,955,974	$7,210,119

Brazilian Sales Taxes	$BRL	(-)	$(225,559)	$(231,969)	$(239,541)	$(247,356)	$(256,483)	$(263,747)	$(272,339)	$(281,207)	$(291,576)
Net Revenues After Tax	$BRL	(=)	$5,385,471	$5,531,935	$5,708,147	$5,889,839	$6,105,188	$6,270,325	$6,469,463	$6,674,767	$6,918,543

Operating Expenses	$BRL	(-)	$(844,626)	$(876,264)	$(909,911)	$(944,855)	$(982,019)	$(1,018,838)	$(1,057,982)	$(1,098,637)	$(1,141,859)
EBITDA	$BRL	(=)	$4,540,846	$4,655,672	$4,798,236	$4,944,984	$5,123,169	$5,251,487	$5,411,480	$5,576,130	$5,776,683

Brazilian Income Taxes	$BRL	(-)	$(586,480)	$(603,113)	$(623,108)	$(643,727)	$(668,150)	$(686,907)	$(709,508)	$(732,810)	$(760,461)
Operating Cash Flow Befor Capex	$BRL	(=)	$3,954,366	$4,052,559	$4,175,128	$4,301,257	$4,455,019	$4,564,580	$4,701,972	$4,843,320	$5,016,223

Capital Expenses	$BRL	(-)	$-	$-	$-	$-	$-	$-	$-	$-	$-
Operating Cash Flow	$BRL	(=)	$3,954,366	$4,052,559	$4,175,128	$4,301,257	$4,455,019	$4,564,580	$4,701,972	$4,843,320	$5,016,223

Equity Contribution	$BRL	(+)	$-	$-	$-	$-	$-	$-	$-	$-	$-

Project Returns in U.S. Dollars

Cash Flow	$USD		$746,107	$764,634	$787,760	$811,558	$840,570	$861,242	$887,165	$913,834	$946,457
Project Internal Rate of Return (IRR)%			3.25%	5.93%	7.97%	9.54%	10.78%	11.76%	12.54%	13.18%	13.71%

3-B-15

FINANCIAL STATEMENTS

ENERGEA PORTFOLIO 1 LLC

BALANCE SHEET AND

INDEPENDENT AUDITOR’S REPORT

FEBRUARY 29, 2020

ENERGEA PORTFOLIO 1 LLC

BALANCE SHEET AND

INDEPENDENT AUDITOR’S REPORT

FEBRUARY 29, 2020

Independent Auditor’s Report

To the Member of

Energea Portfolio 1 LLC

Old Saybrook, Connecticut

We have audited the accompanying balance sheet of Energea Portfolio 1 LLC as of February 29, 2020, and the related notes.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Energea Portfolio 1 LLC as of February 29, 2020, in accordance with accounting principles generally accepted in the United States of America.

Certified Public Accountants

Glastonbury, Connecticut

April 7, 2020

ENERGEA PORTFOLIO 1 LLC

BALANCE SHEET

FEBRUARY 29, 2020

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$100
100

$100

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES:
Accounts Payable	$12,657
12,657

MEMBERS’ DEFICIT	(12,557)

$100

See notes to financial statement.

ENERGEA PORTFOLIO 1 LLC

NOTES TO FINANCIAL STATEMENT

FEBRUARY 29, 2020

NOTE 1 – SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

Business Organization:

The financial statement as of February 29, 2020 includes the accounts of Energea Portfolio 1 LLC (the Company). The Company was formed in the State of Delaware on January 23, 2020 to develop, own and manage a portfolio of renewable energy facilities in Brazil. The Company works in close cooperation with stakeholders, project hosts, industry partners and capital providers to produce best-in-class results. The Company’s projects are expected to create next-generation clean energy jobs and sustainable tax revenues.

The Company’s activities since inception have consisted principally of organization and pursuit costs, raising capital, securing investors and project development activity. The Company is currently pursuing projects and securing funding. The Company’s activities are subject to significant risks and uncertainties, including the inability to secure additional funding to develop its portfolio. The Company’s operations have been funded by equity transactions. Future funding is expected to be provided by the continued issuance of stock, mezzanine, or debt securities. There can be no assurance that any of these strategies will be achieved on terms attractive to the Company. The Company anticipates completing an investment in its first project during 2020.

Basis of Presentation:

The financial statement has been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Use of Estimates:

The preparation of the financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Cash and Cash Equivalents:

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of February 29, 2020, the Company did not have any cash equivalents.

Federal Deposit Insurance Corporation (FDIC) coverage is $250,000 per institution. At February 29, 2020, cash did not exceed the federally insured limit.

Commitments and Contingencies:

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expenses as incurred.

ENERGEA PORTFOLIO 1 LLC

NOTES TO FINANCIAL STATEMENT

FEBRUARY 29, 2020

NOTE 1 – SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued):

Capitalization and Investment in Project Assets:

A project has four basic phases: (i) development (which includes pre-development), (ii) financing and commodity risk management, (iii) engineering and construction and (iv) operation and maintenance. The development phase is further divided into pre-development and development sub-phases. During the pre-development sub-phase, milestones are created to ensure that a project is financially viable. Project viability is obtained when it becomes probable that costs incurred will generate future economic benefits sufficient to recover those costs. Examples of milestones required for a viable project include the following:

●	The identification, selection and acquisition of sufficient area required for a project;

●	The confirmation of a regional electricity market;

●	The confirmation of acceptable electricity resources;

●	The confirmation of the potential to interconnect to the electric transmission grid;

●	The determination of limited environmental sensitivity; and

●	The confirmation of local community receptivity and limited potential for organized opposition.

All project costs are expensed during the pre-development phase. Once the milestones for development are achieved, a project is moved from the pre-development phase into the development and engineering and construction phases. Costs incurred in these phases are capitalized as incurred, included within construction in progress (CIP), and not depreciated until placed into commercial service. Once a project is placed into commercial service, all accumulated costs will be reclassified from CIP to property and equipment, and become subject to depreciation or amortization over a specified estimated life. As of February 29, 2020, the Company had no CIP.

Income Taxes:

No provision for federal income taxes has been made in the financial statement since the Company is wholly-owned by Energea Global, LLC (Global) and therefore is disregarded for federal and state income tax purposes. As such, all income tax attributes of the Company are passed through to Global to report on its income tax return.

NOTE 2 – MEMBERS’ EQUITY:

As of February 29, 2020, Global owns 100% of the outstanding membership interest of the Company.

ENERGEA PORTFOLIO 1 LLC

NOTES TO FINANCIAL STATEMENT

FEBRUARY 29, 2020

NOTE 3 – SUBSEQUENT EVENTS:

In early March 2020, there was a global outbreak of COVID-19 that resulted in an economic downturn, changes in global supply and demand, and the temporary closure of non-essential businesses in many states. The magnitude of any potential direct and indirect negative impacts to the Company cannot be determined at this time, but these events could have a significant impact on the Company’s operations, cash flows and liquidity.

The Company is planning to initiate a Regulation A Offering for the purpose of raising capital to fund ongoing project development activities after the issuance of the financial statement.

Management has evaluated subsequent events through April 7, 2020, the date which the financial statement was available for issue.

GLOSSARY OF DEFINED TERMS

Adjusted Operating Cash Flow	For each Project, the actual projected monthly operating cash flows reduced by a fixed percentage to yield an internal rate of return of 7% for the Project.
Authorizing Resolution	The authorization adopted by the Manager pursuant to the LLC Agreement that created the Class A Investor Shares.
Class A Investor Shares	The limited liability company interests in the Company being offered to Investors in this Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Company	Energea Portfolio 1 LLC, a Delaware limited liability company, which is offering to sell Class A Investor Shares in this Offering.
Construction Contract	The contract whereby the Company or an SPE will hire a third party to provide to provide engineering, procurement, and construction services for a Project.
Development Company	A company focused on acquiring and/or developing solar power projects.
Energea Brazil	Energea do Brasil, a Brazilian entity that is an affiliate of the Manager.
Energea Global	Energea Global LLC, a Delaware limited liability company, which is owned by Michael Silvestrini and Chris Sattler and serves as the Manager.
Financial Model	The financial model prepared by the Manager for each Project, projecting all the costs and distributions of the Project.
Greenskies	Greenskies Renewable Energy, LLC, a Delaware limited liability company founded by Michael Silvestrini.
Investor	Anyone who purchases Class A Shares in the Offering.
Land Lease	The contract whereby the Company or and SPE will lease the land where a Project will be located.
LLC Agreement	The Company’s Limited Liability Company Agreement dated January 23, 2020.
Manager	Energea Global LLC, a Delaware limited liability company.
Manager Shares	The limited liability company interests in the Company that will be owned by the Manager.
Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.
Operation and Maintenance Agreement	The contract whereby our customer will hire the Company to operate and maintain the Project.
Project	A solar power product acquired or developed by the Company.
Project Rental Contract	A contract pursuant to which the SPE that owns a Project will rent the Project to the customer.
Promoted Interest	The right of the Manager to receive distributions under the LLC Agreement, over and above its right to receive distributions in its capacity as an Investor.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
SEC	The U.S. Securities and Exchange Commission.
Site	The Internet site located at www.energea.com.
SPE	The entity we will create to own and operate each Project, typically in the form of a Brazilian Sociedade Anônima.

Page | 55

FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

Energea Portfolio 1 LLC

9 Cedar Lane

Old Saybrook, CT 06475

(860) 316-7466

www.energea.com

April 6, 2019

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on January 23, 2020.
Exhibit 1A-2B	Limited Liability Company Agreement of the Company dated January 23, 2020.
Exhibit 1A-2C	Authorizing Resolution of the Company dated January 23, 2020.
Exhibit 1A-4	Form of Investment Agreement.
Exhibit 1A-11	Consent of Independent Auditor.
Exhibit 1A-12	Legal opinion of Lex Nova Law LLC.

Page | 56

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in _______________, on April 14, 2020.

Energea Portfolio 1 LLC

By:	Energea Global LLC

By	/s/ Michael Silvestrini
Michael Silvestrini, Manager

By	/s/ Christopher Sattler
Christopher Sattler, Manager

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael Silvestrini
Michael Silvestrini, Director & Co-CEO
April 14, 2020

/s/ Christopher Sattler
Christopher Sattler, Director & Co-CEO
Date: April 14, 2020

Page | 57